EXHIBIT 10.2

MEZZANINE LOAN AGREEMENT

between

MIZNER COURT HOLDINGS, L.P.,

as Borrower,

and

COLUMN FINANCIAL, INC.,

as Lender

Dated as of October 14, 2005

i

Table of Contents

(Continued)

SCHEDULES AND EXHIBITS

Schedule I	–	Minimum Release Price Schedule
Schedule II	–	Rent Roll
Schedule III	–	Principal Reduction Targets

Exhibit A	–	Legal Description of the Land
Exhibit B		Organizational Structure Chart
Exhibit C	-	Conversion Work Budget and Schedule

ii

LOAN AGREEMENT

THIS MEZZANINE LOAN AGREEMENT, dated as of October 14, 2005 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), is between COLUMN FINANCIAL, INC., having an address at 11 Madison Avenue, New York, New York 10010 (together with its successors and assigns, “Lender”), and MIZNER COURT HOLDINGS, L.P., a Delaware limited partnership, having its principal place of business c/o Stoltz Companies, 301 Yomato Road, Suite 3101, Boca Raton, Florida 33431 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Column Financial, Inc., a Delaware corporation, as mortgage lender (“Mortgage Lender”), is making a loan in the principal amount of $89,000,000.00 (the “Mortgage Loan”) to Mizner Court, L.P., a Delaware limited partnership (“Mortgage Borrower”) pursuant to that certain Loan Agreement dated as of the date hereof, between Mortgage Borrower and Mortgage Lender (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Mortgage Loan Agreement”), which Mortgage Loan is evidenced by that certain Promissory Note dated the date hereof, made by Mortgage Borrower to Mortgage Lender (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Mortgage Note”), and secured by, among other things, that certain first priority Mortgage and Security Agreement dated as of the date hereof, given by Mortgage Borrower in favor of Mortgage Lender (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Mortgage”), pursuant to which Mortgage Borrower has granted Mortgage Lender a first priority mortgage on, among other things, the Property (hereinafter defined) and other collateral as more fully described in the Mortgage;

WHEREAS, Borrower is the legal and beneficial owner of all of the limited partnership interests in Mortgage Borrower, which represent ninety-nine percent (99%) of the partnership interests in Mortgage Borrower (the “Pledged Limited Partnership Interests”);

WHEREAS, Mizner Court, Inc., a Delaware corporation (“General Partner”), is the legal and beneficial owner of all of the general partnership interests in Mortgage Borrower, which represent one percent (1%) of the partnership interests in Mortgage Borrower;

WHEREAS, Borrower is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding capital stock of General Partner (the “Pledged General Partner Interests”);

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, as a condition precedent to the obligation of Lender to make the Loan to Borrower, Borrower has entered into that certain Pledge Agreement and Security Agreement, dated as of the date hereof, in favor of Lender (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”), pursuant to which Borrower has granted to Lender a first priority security interest in the Pledged Limited Partnership Interests, the Pledged General Partner Interests and the other Collateral (hereinafter defined) as collateral security for the Debt (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” shall mean any counterparty to the Interest Rate Cap Agreement that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, a long-term unsecured debt rating of at least “AA-” by S&P and “Aa3” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk.

“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(c) hereof.

“Affiliate” shall mean, as to any Person, any other Person that, (i) directly or indirectly, owns twenty percent (20%) or more of all equity interests in such Person, and/or (ii) is in control of, is controlled by or is under common control with such Person and/or (iii) is a director or officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction, management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Manager” shall mean any Manager in which Borrower, Mortgage Borrower, or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Aggregate Outstanding Principal Balance” shall mean, as of any date, the sum of the Outstanding Principal Balance and the Mortgage Loan Outstanding Principal Balance.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Annual Budget” shall mean the operating budget reflecting on a monthly basis the Operating Expenses and all planned Capital Expenditures and all known or anticipated Assessments, which budget may include a working capital line item in an amount not to exceed $200,000, for the Property prepared by Mortgage Borrower for the applicable Fiscal Year or other period.

“Applicable Interest Rate” shall mean the rate or rates at which the Outstanding Principal Balance bears interest from time to time in accordance with the provisions of Section 2.2.3 hereof.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Approved Sales Contract” shall have the meaning set forth in Section 5.1.25(a).

“Assessments” shall mean any common charges or other recurring expenses, or any regular or special assessments, or any other fees or charges due and payable by Mortgage Borrower under the Condominium Documents.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Mortgage Borrower, as assignor, to Mortgage Lender, as assignee, assigning to Mortgage Lender all of Mortgage Borrower’s interest in and to the Leases and Rents of the Property as security for the Mortgage Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Mortgage Lender, Mortgage Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Sales Agency Agreement” shall mean, when executed in accordance with Section 5.1.28 hereof, that certain Assignment of Sales Agency Agreement and Subordination of Sales Agency Fees, among Lender, Borrower, Mortgage Borrower and Sales Agent, as the same may thereafter be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person seeking, consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; or (f) such Person taking any action in furtherance of any of the foregoing; provided, however, that the foregoing clauses (a) and (b) shall not be deemed to include answers or responses to the extent required to avoid default or contempt.

“Bankruptcy Code” shall mean 11 U.S.C. § 101 et seq., as the same may be amended from time to time.

“Basic Carrying Costs” shall mean, for any period, the sum of the following costs: (a) Taxes, (b) Other Charges, and (c) Insurance Premiums.

“Board” shall have the meaning set forth in Section 5.1.24(a).

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower LP Agreement” shall have the meaning set forth in Section 5.2.10(d) hereof,

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(h) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York or in the city where the Lockbox Bank maintains the Lockbox Account or the city where Servicer maintains its principal office are not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP, including expenditures for replacements and alterations to the Property (but excluding tenant improvements).

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall have the meaning set forth in the Pledge Agreement.

“Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement (Mezzanine Loan), dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Completion Guaranty” shall mean that certain Guaranty of Completion (Mezzanine Loan), dated as of the date hereof, from Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Condominium” shall have the meaning set forth in Section 5.1.23(a) hereof.

“Condominium Act” shall mean Chapter 718 of the Florida Statutes, and all modifications, supplements and replacements thereof and all regulations with respect thereto, now or hereafter enacted or promulgated.

“Condominium Approval” shall have the meaning set forth in Section 5.1.23(a) hereof.

“Condominium Approval Date” shall mean the date that is one hundred eighty (180) days after the Closing Date.

“Condominium Association” shall mean the condominium association formed, or to be formed, by Borrower in connection with the Condominium.

“Condominium Conversion” shall have the meaning set forth in Section 5.1.23(a).

“Condominium Division” shall mean the Florida Department of Business and Professional Regulation Division of Florida Land Sales, Condominiums and Mobile Homes.

“Condominium Documents” shall mean all documents necessary for the operation of 47 separate residential buildings on the Property, with a total of 450 individual Residential Units, and for the sale of Residential Units, all in accordance with the Condominium Act and all other applicable Legal Requirements, including, without limitation, the Offering Plan, subdivision maps, floor plans, plats, condominium plans, declaration of condominium, articles of incorporation, by-laws, rules and regulations, management agreement (if applicable), the form of contract for the sale of the Residential Units, and all other reports, disclosure statements and documents relating to the creation on the Property of a single valid condominium regime, and the regulation and administration thereof, and all exhibits, amendments or supplements thereto from time to time, to the extent that the foregoing are in existence and applicable to the Property.

“Contingency Reserve Account” shall have the meaning set forth in Section 7.3.4 hereof.

“Contingency Reserve Funds” shall have the meaning set forth in Section 7.3.4 hereof.

“Contract Deposit Minimum” shall mean, for a contract for the sale of a Residential Unit, the following: (i) two percent (2.0%) of the purchase price if the Contract Vendee is a then existing tenant of the Property and has elected to accept “pre-approved” financing from a lender approved in writing by Lender, (ii) five percent (5.0%) of the purchase price if the Contract Vendee shall use such Residential Unit as its primary residence and has elected to accept “pre-approved” financing from a lender approved in writing by Lender, and (iii) ten percent (10.0%) of the purchase price for all other contracts.

“Contract Vendee” shall have the meaning set forth in Section 5.1.25(a)(i) hereof.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound, or any provision of the foregoing.

“control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership or voting securities, by contract or otherwise.

“Conversion Plans and Specifications” shall have the meaning set forth in Section 7.3.1 hereof.

“Conversion Retainage” shall have the meaning set forth in Section 7.3.3 hereof.

“Conversion Work” shall have the meaning set forth in Section 7.3.1 hereof.

“Conversion Work Budget and Schedule” shall mean the budget and schedule for the Conversion Work prepared by Borrower and approved by Lender, setting forth on a line item basis the work to be performed and the date by which such work is to be completed, a copy of which is attached hereto as Exhibit C, which budget and schedule may from time to time be modified upon the prior written approval of Lender, which approval shall not be unreasonably withheld.

“Conversion Work Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Conversion Work Reserve Funds” shall have the meaning set forth in Section 7.3.1 hereof.

“Counterparty” shall mean, with respect to the Interest Rate Cap Agreement, [                            ], and with respect to any Replacement Interest Rate Cap Agreement, any substitute Acceptable Counterparty.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b) hereof.

“CSFB” shall mean Credit Suisse First Boston Corporation and its successors in interest.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note, together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Pledge Agreement and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments due under this Agreement and the Note.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) five percent (5%) above the Applicable Interest Rate.

“Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Period commences.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents or marketing materials, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement (Mezzanine Loan), dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equipment” shall have the meaning set forth in the granting clause of the Mortgage.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Costs” shall have the meaning set forth in Section 7.3.4 hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Extended Maturity Date” shall mean November 9, 2008.

“Extension Option” shall have the meaning set forth in Section 2.7 hereof.

“Extension Term” shall have the meaning set forth in Section 2.7.1 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixed Maturity Date” shall mean either (a) the Initial Maturity Date; or (b) if Borrower shall have properly exercised the Extension Option, the Extended Maturity Date.

“Foreign Taxes” shall have the meaning set forth in Section 2.2.3(e) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“GEBAM” shall have the meaning set forth in Section 5.2.10(d) hereof.

“GECC” shall have the meaning set forth in Section 5.2.10(d) hereof.

“General Partner” shall have the meaning set forth in the Recitals to this Agreement, together with its permitted successors and assigns.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean, for any period, all income, computed in accordance with GAAP (or such other accounting basis as is acceptable to Lender), derived from the ownership and operation of the Property from whatever source during such period, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by tenants under the Leases of any nature, but excluding (i) Insurance Proceeds and Condemnation Proceeds to the extent the same are used to pay the costs of Restoration of the Property, (ii) any disbursements to Mortgage Borrower or Borrower from the Tax and Insurance Escrow Funds, the Interest Reserve Funds, the Conversion Work Reserve Funds, the Contingency Reserve Funds, the Operating Reserve Funds, or any other escrow fund established by the Loan Documents, and (iii) Gross Sales Proceeds.

“Gross Sales Proceeds” shall mean, with respect to each Residential Unit conveyed, the value of all consideration received by Mortgage Borrower in connection with the sale of such Residential Unit, including cash, notes, assumed indebtedness, deferred payments (contingent or otherwise), prepaid expenses and non-customary pro-rations in favor of Mortgage Borrower.

“Guarantor” shall mean Morris L. Stoltz II.

“Guaranties” shall mean, collectively, the Completion Guaranty, the Environmental Indemnity, the Guaranty of Carry Obligations, the Guaranty of Non-Recourse Carveouts and the Guaranty of Payment (Limited).

“Guaranty of Carry Obligations” shall mean that certain Guaranty of Carry Obligations (Mezzanine Loan), dated as of the date hereof, from Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guaranty of Non-Recourse Carveouts” shall mean that certain Guaranty of Non-Recourse Carveouts (Mezzanine Loan), dated as of the date hereof, from Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guaranty of Payment (Limited)” shall mean that certain Guaranty of Payment (Limited) (Mezzanine Loan), dated as of the date hereof, from Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hard Costs” shall mean the aggregate costs of all labor, materials, equipment, fixtures and furnishings necessary to complete the Conversion Work.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” shall mean, for any Person, on a particular date, the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Persons” shall have the meaning set forth in Section 9.2(b) hereof.

“Indemnifying Person” shall mean each of Borrower and Guarantor.

“Independent Director” or “Independent Manager” shall mean a natural person who is satisfactory to Lender and who is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years: (a) a stockholder, director or manager (with the exception of serving as the Independent Director or Independent Manager of Borrower), officer, employee, partner, member, attorney or counsel of Borrower or any Affiliate of Borrower; (b) a customer, supplier or other person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate of Borrower; (c) a person controlling, controlled by or under common control with any such stockholder, director, manager, officer, partner, member, customer, supplier or other person; or (d) a member of the immediate family of any such stockholder, director, manager, officer, partner, member, customer, supplier or other person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. An entity that provides independent directors as a service for a fee and/or other corporate filing services is not prohibited under this definition from providing one or more Independent Directors or Independent Managers.

“Initial Maturity Date” shall mean November 9, 2007.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Cohen, Norris, Scherer, Weinberger & Wolmer in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in the Mortgage Loan Agreement.

“Insurance Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Intended Use” shall mean the use of the Property for a total of 450 Residential Units in 47 separate buildings comprising approximately 431,712 net saleable square feet (excluding balconies and/or patios, but including the net saleable square footage of the first floor balconies which the Borrower shall enclose as part of the Conversion Work), and common areas, plus all applicable parking and amenities.

“Interest Period” shall mean, with respect to any Payment Date, the period commencing on, and including, the ninth (9th) day of the preceding calendar month and terminating on, and including, the eighth (8th) day of the calendar month in which such Payment Date occurs; provided, however, that no Interest Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate), and the initial Interest Period shall begin on, and include, the Closing Date and shall end on, and include, November 8, 2005.

“Interest Rate Cap Agreement” shall mean, as applicable, an Interest Rate Cap Agreement (together with the confirmation and schedules relating thereto) in form and substance reasonably satisfactory to Lender between Borrower and an Acceptable Counterparty or a Replacement Interest Rate Cap Agreement.

“Interest Reserve Account” shall have the meaning set forth in Section 7.2.1.

“Interest Reserve Funds” shall have the meaning set forth in Section 7.2.1.

“Land” shall mean the land more particularly described on Exhibit A attached hereto and includes all rights appurtenant thereto, including, without limitation, all development rights, if any, acquired by Mortgage Borrower.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, Mortgage Borrower, the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, as amended, the Condominium Act and the securities laws of the State of Florida and the rules and regulations pertaining thereto, if applicable, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/10,000th of 1% (0.0001%) for deposits in U.S. dollars, for a one-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Lender or its agent.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest or any other encumbrance, charge or transfer of, or any agreement to enter into or create, any of the foregoing, on or affecting Borrower, Mortgage Borrower, General Partner, Principal, the Collateral, the Property or any portion thereof or any interest therein, or any direct or indirect interest in Borrower, Mortgage Borrower, General Partner or Principal, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidation Event” shall have the meaning set forth in Section 2.4.4 hereof.

“Loan” shall mean the loan in the original principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00), made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreement, the Completion Guaranty, the Environmental Indemnity, the Guaranty of Carry Obligations, the Guaranty of Non-Recourse Carveouts, the Guaranty of Payment (Limited), the Mezzanine Cash Management Agreement, the Collateral Assignment of Interest Rate Cap Agreement, the O&M Agreement, the Subordination of Management Agreement, the Assignment of Sales Agency Agreement and all other documents now or hereafter executed and/or delivered in connection with the Loan.

“Loan-to-Value Ratio” shall mean the ratio, as of a particular date, the numerator of which is an amount equal to the Aggregate Outstanding Principal Balance as of such date and the denominator of which is an amount equal to the appraised value of the Property as of such date as determined by Lender in its reasonable discretion based on an appraisal prepared by an appraiser licensed to do business in the State of Florida and otherwise reasonably acceptable to Lender.

“Lockbox Account” shall have the meaning set forth in Section 2.6.1(a).

“Lockbox Bank” shall mean Wachovia Bank, National Association or any successor or permitted assigns thereof.

“Lockout Release Date” shall mean the later to occur of May 9, 2006 and the date on which the Condominium Approval is obtained.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Management Agreement” shall mean the management agreement entered into by and between Mortgage Borrower and Manager, as the same has been and may be amended, modified or supplemented from time to time, pursuant to which Manager is to provide management and other services with respect to the Property, or, if the context requires, the Replacement Management Agreement.

“Manager” shall mean Stoltz Management Co. of Florida, Inc., or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement.

“Maturity Date” shall mean either (a) the Fixed Maturity Date or, (b) such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Cash Management Account” shall have the meaning set forth in Section 2.6.3 hereof.

“Mezzanine Cash Management Agreement” shall mean that certain Mezzanine Cash Management Agreement, dated as of the date hereof, by and among Borrower, Mortgage Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Minimum Balance” shall have the meaning set forth in Section 7.2.3.

“Minimum Release Price” shall mean, on any date of determination and with respect to any Residential Unit in respect of which a release is requested under Section 5.1.25 hereof, the minimum release consideration amount allocated to such Residential Unit in Lender’s sole discretion, as the same may be set forth on Schedule I attached hereto.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Monthly Interest Payment” shall have the meaning set forth in Section 2.3.1.

“Mortgage” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Borrower” shall have the meaning set forth in the Recitals to this Agreement, together with its permitted successors or permitted assigns.

“Mortgage Borrower Partnership Agreement” shall mean that certain Limited Partnership Agreement of Mortgage Borrower, dated as of October 14 2005, between Borrower, as limited partner, and General Partner, as general partner.

“Mortgage Cash Management Account” shall have the meaning set forth in Section 2.6.2(a) hereof.

“Mortgage Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Mortgage Borrower, Manager and Mortgage Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Debt” shall mean the “Debt” as defined in the Mortgage Loan Agreement.

“Mortgage Default” shall mean a “Default” as defined in the Mortgage Loan Agreement.

“Mortgage Event of Default” shall mean an “Event of Default” as defined in the Mortgage Loan Agreement.

“Mortgage Lender” shall have the meaning set forth in the Recitals to this Agreement, together with its permitted successors or permitted assigns.

“Mortgage Loan” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Loan Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Loan Documents” shall mean all documents executed and/or delivered in connection with the Mortgage Loan.

“Mortgage Loan Obligations” shall mean the “Obligations” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Mortgage Loan.

“Mortgage Monthly Interest Payment” shall mean the “Monthly Interest Payment” as defined in the Mortgage Loan Agreement.

“Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.11(b) hereof.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Mortgage Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (a) Lender’s and/or Mortgage Lender’s reasonable costs incurred in connection with the recovery thereof, (b) the costs incurred by Mortgage Borrower in connection with a Restoration of all or any portion of the Property made in accordance with the Mortgage Loan Documents, (c) amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Mortgage Loan Documents to Mortgage Lender, (d) in the case of a foreclosure sale, disposition or Transfer of the Property in connection with realization thereon following a Mortgage Loan Event of Default under the Mortgage Loan, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (e) in the case of a foreclosure sale, such costs and expenses incurred by Mortgage Lender under the Mortgage Loan Documents as Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents, (f) in the case of a refinancing of the Mortgage Loan, such costs and expenses (including attorneys’ fees) of such refinancing as shall be reasonably approved by Lender, and (g) the amount of any prepayments required pursuant to the Mortgage Loan Documents, and/or the Loan Documents, in connection with any such Liquidation Event.

“Net Sales Proceeds” shall mean with respect to each Residential Unit conveyed, the Gross Sales Proceeds minus the Sale Expenses in connection with the conveyance of such Residential Unit.

“New Mezzanine Loan” shall have the meaning set forth in Section 9.3 hereof.

“Note” shall mean that certain Promissory Note dated of even date herewith in the principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Notice” shall have the meaning set forth in Section 10.6 hereof.

“O&M Agreement” shall mean that certain Operations and Maintenance Agreement (Mezzanine Loan) dated as of the date hereof, between Borrower and Lender given in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“Offering Plan” shall mean the offering plan or prospectus (the “White Paper”) for the single Condominium regime to be established at the Property approved by Lender and the Condominium Division, together with all amendments thereto, prepared in accordance with all applicable Legal Requirements pursuant to the Condominium Conversion.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower that is signed by an authorized senior officer of Borrower.

“Operating Account” shall have the meaning given to such term in the Mortgage Cash Management Agreement.

“Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and/or management of the Property, which expenditures are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, debt service on the Mortgage Loan, Capital Expenditures, and contributions to the Reserve Funds required under the Loan Documents or Mortgage Loan Documents.

“Operating Reserve Account” shall have the meaning specified in Section 7.5.1 hereof.

“Operating Reserve Funds” shall have the meaning specified in Section 7.5.1 hereof.

“Other Charges” shall mean all ground rents, if any, Assessments, maintenance charges, impositions other than Taxes and Assessments, and any other charges payable by Mortgage Borrower or which could result in a Lien on the Property if not timely paid, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower contained in any other Loan Document; and (c) the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“Payment Date” shall mean the ninth (9th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day. The first Payment Date shall be December 9, 2005.

“Permitted Encumbrances” shall mean, collectively (a) the Liens and security interests on (i) the Collateral, created by the Loan Documents, and (ii) the Property, created pursuant to the Mortgage Loan Documents, (b) all Liens, encumbrances and other matters affecting the Property disclosed in the Title Insurance Policy, (c) Liens, if any, on the Property for Taxes

imposed by any Governmental Authority not yet delinquent, (d) such other title and survey exceptions with respect to the Property as Lender has approved or may approve in writing in Lender’s sole discretion, and (e) following the Closing Date, inchoate materialmen’s, suppliers’, operators’, mechanics’, workmen’s, repairmen’s, employees’, carriers or other like statutory liens arising with respect to the Property in the ordinary course of business and securing obligations which are (i) not delinquent, or (ii) the amount or validity of which are being contested in accordance with the provisions of Section 3.6 of the Mortgage.

“Permitted Investments” shall have the meaning set forth in the Mezzanine Cash Management Agreement.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“Physical Conditions Report” shall mean a report prepared by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion, which report shall, among other things, (i) confirm that the Property and its use comply, in all material respects, with all applicable Legal Requirements (including zoning, subdivision and building codes and laws), and (ii) include a copy of a final certificate of occupancy (or such equivalent certificate as may be issued by the jurisdiction in which the Property is located) with respect to all Improvements (unless previously delivered to Lender).

“Pledge Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Pledged General Partner Interests” shall have the meaning set forth in the Recitals to this Agreement.

“Pledged Limited Partnership Interests” shall have the meaning set forth in the Recitals to this Agreement.

“Policies” shall have the meaning set forth in the Mortgage Loan Agreement.

“Pre-Sale Requirement” shall have the meaning specified in Section 5.1.26(b).

“Prime Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, the Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-one-hundredth of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime Rate,” Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan, and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, that in no event shall such difference be a negative number.

“Principal” shall mean Mizner Court Holdings, Inc. a Delaware corporation, the general partner of Borrower, together with its permitted successors and assigns.

“Principal Reduction Deficiency” shall mean, as of each Payment Date, the amount, if any, by which the Outstanding Principal Balance exceeds the amount set forth in the column designated “Principal Balance” on Schedule III attached hereto for the month in which such Payment Date occurs.

“Property” shall mean the Land, the Improvements thereon and all personal property owned by Mortgage Borrower and encumbered by the Mortgage, together with all rights pertaining to the Land and Improvements, as more particularly described in the granting clause of the Mortgage and referred to therein as the “Property”.

“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, any Indemnifying Person with respect to the Property, the Collateral, Borrower, Mortgage Borrower, General Partner, Principal, Guarantor and/or Manager.

“Qualified Manager” shall mean either (a) Manager or (b) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property, reasonably approved by Lender, provided that if the Loan has been included in a Securitization, Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that management of the Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Action) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payments and consideration of whatever form or nature received by or paid to or for the account of or benefit of Mortgage Borrower, Manager or any of their agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all revenues from telephone services, laundry, vending, television and all receivables, customer obligations now existing or hereafter arising or created out of the lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Mortgage Borrower, Manager, or any of their respective agents or employees, and proceeds, if any, from business interruption or other loss of income insurance, but specifically excluding Gross Sales Proceeds.

“Replacement Interest Rate Cap Agreement” shall mean an interest rate cap agreement from an Acceptable Counterparty with terms substantially the same as the Interest Rate Cap Agreement, except that the same shall be effective in connection with the supplementation or replacement, as applicable, of the Interest Rate Cap Agreement (a) on extension of the maturity date thereof in connection with the extension of the Maturity Date, and/or (b) following a downgrade below the level required in the definition of Acceptable Counterparty or a withdrawal or qualification of the long-term unsecured debt rating of the Counterparty; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate cap agreement approved in writing by Lender or, after a Securitization of the Loan, each of the Rating Agencies with respect thereto.

“Replacement Management Agreement” shall mean, collectively, either (a) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (b) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance; provided that with respect to the preceding subclause (b), Lender, at its option, may require that Borrower obtain confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof; and provided further that, in either case, Borrower shall obtain and deliver to Lender a subordination of management agreement substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Required Release Price” shall mean, with respect to each Residential Unit, an amount equal to the greater of (a) the Minimum Release Price for such Residential Unit and (b) the Net Sales Proceeds.

“Reserve Accounts” shall mean, collectively, the Tax and Insurance Escrow Account, the Interest Reserve Account, the Conversion Work Reserve Account, the Contingency Reserve Account, the Operating Reserve Account and any other escrow account established pursuant to the Loan Documents.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Funds, the Interest Reserve Funds, the Conversion Work Reserve Funds, the Contingency Reserve Funds, the Operating Reserve Funds, and any other escrow fund established pursuant to the Loan Documents.

“Residential Unit” shall mean any Unit or Units designated for residential use in the Offering Plan, and/or the other Condominium Documents, including related parking spaces.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean, collectively (a) Borrower, Mortgage Borrower, General Partner, Principal, Guarantor and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, direct or indirect legal or beneficial owner, agent or employee of Borrower, Mortgage Borrower, General Partner, Principal, Guarantor, any Affiliated Manager or any non-member manager.

“RICO” shall mean the Racketeer Influenced and Corrupt Organizations Act.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of a legal or beneficial interest.

“Sale Expenses” shall mean, with respect to each Residential Unit conveyed, (a) reasonable and usual third party sales costs and expenses (but excluding any and all expenses payable to any Affiliate of Mortgage Borrower), including legal fees, recording fees, transfer taxes, real estate brokerage fees, title insurance fees, if any, incurred by Mortgage Borrower in connection with the sale of such Residential Unit, all of which costs and expenses shall be subject to Lender’s prior reasonable approval and (b) if approved by Lender in its sole discretion, the amounts required to be deposited in the Reserve Accounts as of the next Monthly Payment Date; provided that such amounts pursuant to clause (a) and (b), in the aggregate, shall not exceed seven and one-half percent (7.5%) of the Gross Sales Proceeds for such Residential Unit.

“Sales Agency Agreement” shall mean the sales agency agreement, which shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld or delayed, entered into by and between Mortgage Borrower and Sales Agent, as the same may be amended, modified or supplemented from time to time, pursuant to which Sales Agent is to provide marketing and other sales-related services with respect to sales of Residential Units within the Property.

“Sales Agent” shall mean the Person chosen by Mortgage Borrower, acceptable to Lender, to perform the duties of sales agent under the Sales Agency Agreement, which Person shall not be an Affiliate of, or otherwise related to, Mortgage Borrower.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Servicer” shall have the meaning set forth in Section 9.6 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.6 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2.1(b) hereof.

“Soft Costs” shall mean all costs of completion of the Conversion Work, other than Hard Costs, including, without limitation, costs of contractors’ and subcontractors’ fees, architects’ fees, attorneys’ fees, engineering fees, survey costs, title insurance premiums, permit or filing fees, fees of expediters and like costs.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company which at all times prior to, on and after the date hereof:

(a) was, is and will be organized solely for the purpose of (i) with respect to Mortgage Borrower, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into the Mortgage Loan Documents, refinancing the Property in connection with a permitted repayment of the Mortgage Loan, and transacting any lawful business that is incident, necessary and appropriate to accomplish the foregoing, with respect to the Borrower, (ii) with respect to Borrower, owning, holding, selling, transferring or exchanging the Collateral, entering into this Agreement with Lender, refinancing the Collateral in connection with a permitted repayment of the Loan, and transacting any lawful business that is incident, necessary and appropriate to accomplish the foregoing, or (iii) with respect to General Partner and Principal, acting as the general partner of the limited partnership that owns the Property or Collateral, as applicable;

(b) has not been, is not, and will not be engaged in any business unrelated to the purposes set forth in clause (a) above;

(c) has not had, does not have, and will not have, any assets other than those related to (i) with respect to Mortgage Borrower, the Property, (ii) with respect to Borrower, the Collateral and (iii) with respect to General Partner and Principal, its partnership interest in the limited partnership that owns the Property or Collateral, as applicable;

(d) has not engaged, sought or consented to, and will not engage in, seek or consent to, any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests (if such entity is the general partner in a limited partnership or the sole member or managing member in a limited liability company) or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

(e) if such entity is a limited partnership, has had, now has, and will have as its only general partner, a Special Purpose Entity that is a corporation, limited partnership or limited liability company, which general partner shall own at least one percent (1%) of the equity of the applicable limited partnership;

(f) if such entity is a corporation, has had, now has and will have at least two (2) Independent Directors, and has not caused or allowed, and will not cause or allow, the board of directors of such entity to take any Bankruptcy Action unless two (2) Independent Directors shall have participated in such vote;

(g) if such entity is a limited liability company with more than one member, has had, now has and will have one managing member that is a Special Purpose Entity that is a corporation that has at least two (2) Independent Directors and that owns at least one percent (1.0%) of the equity of the limited liability company;

(h) (h) if such entity is a limited liability company with only one member, has been, now is, and will be a limited liability company organized in the State of Delaware that has (i) as its only member a managing member that is a Special Purpose Entity, (ii) at least two (2) Independent Managers and has not caused or allowed, and will not cause or allow, the board of managers of such entity to take any Bankruptcy Action unless two (2) Independent Managers shall have participated in such vote, and (iii) at least one (1) springing member that will become the managing member of such entity upon the dissolution of the existing managing member;

(i) if such entity is (i) a limited liability company, has had, now has, and will have an operating agreement, (ii) a limited partnership, has had, now has, and will have a limited partnership agreement, or (iii) a corporation, has had, now has, and will have a certificate of incorporation that, in each of the foregoing cases, provides that such entity will not, so long as the Debt is outstanding: (A) dissolve, merge, liquidate or consolidate; (B) sell all or substantially all of its assets or the assets of Borrower (as applicable); (C) engage in any other business activity or amend its organizational documents with respect to the matters set forth in this definition; or (D) without the affirmative vote of two (2) Independent Directors or Independent Managers and of all other directors or managers of such entity, take any Bankruptcy Action with respect to itself or any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(j) has been, is and intends to remain solvent and has paid and intends to continue to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same have or shall become due, and has maintained, is maintaining and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(k) has not failed, and will not fail, to correct any known misunderstanding regarding the separate identity of such entity;

(l) has maintained and will maintain its accounts, books and records separate from any other Person, and has filed and will file its own tax returns, except to the extent that it has been or is required to file consolidated tax returns by law;

(m) has maintained and will maintain its own records, books, resolutions and agreements;

(n) other than as provided in the Mezzanine Cash Management Agreement and the other Loan Documents, (i) has not commingled, and will not commingle, its funds or assets with those of any other Person and (ii) has not participated and will not participate in any cash management system with any other Person;

(o) has held and will hold its assets in its own name;

(p) has conducted and will conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in subsection (ee) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(q) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted, and will not permit, its assets to be listed as assets on the financial statement of any other entity except as required by GAAP; provided, however, that any such financial statement consolidated with that of another Person shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(r) has paid and will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets;

(s) has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(t) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(u) has had no and will have no Indebtedness other than (i) with respect to Mortgage Borrower (A) the Mortgage Loan, (B) unsecured trade and operational debt incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Mortgage Borrower, in amounts not to exceed four percent (4%) of the original principal amount of the Mortgage Loan in the aggregate, which liabilities are not more than ninety (90) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (C) such other liabilities that are permitted pursuant to the Mortgage Loan Agreement and (ii) with respect to Borrower, (A) the Loan, (B) unsecured trade and operational debt incurred in the ordinary course of business relating to the ownership of the collateral and the routine administration of Borrower in amounts not to exceed one percent (1%) of the Loan in the aggregate, which liabilities are not more than ninety (90) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (C) such other liabilities that are permitted pursuant to this Agreement;

(v) has not assumed or guaranteed or become obligated for, and will not assume or guarantee or become obligated for, the debts of any other Person and has not held out and will not hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement or the Mortgage Loan Agreement, as applicable;

(w) has not acquired and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(x) has allocated and will allocate, fairly and reasonably, any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(y) has maintained and used, now maintains and uses, and will maintain and use, separate stationery, invoices and checks bearing its name. The stationery, invoices, and checks utilized by the Special Purpose Entity, or utilized to collect its funds or pay its expenses, have borne and shall bear its own name, and have not borne and shall not bear the name of any other entity, unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(z) has not pledged and will not pledge its assets for the benefit of any other Person;

(aa) has held itself out and identified itself, and will hold itself out and identify itself, as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in subsection (ee) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower or Mortgage Borrower, as applicable;

(bb) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(cc) has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(dd) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself, and shall not identify itself, as a division of any other Person;

(ee) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates, except (i) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with a third party that is not an Affiliate, and (ii) in connection with this Agreement and the other Loan Documents or the Mortgage Loan Agreement or Mortgage Loan Documents, as applicable;

(ff) has not had and will not have any obligation to indemnify, and has not indemnified and will not indemnify, its partners, officers, directors or members, as the case may be, unless such an obligation was and is fully subordinated to the Obligations and will not constitute a claim against the Obligations in the event that cash flow in excess of the amount required to pay the Obligations is insufficient to pay such obligation to indemnify;

(gg) if such entity is a corporation, has considered and shall consider the interests of its creditors in connection with all corporate actions;

(hh) does not and will not have any of its obligations guaranteed by any Affiliate; and

(ii) has complied and will comply with all of the terms and provisions contained in its organizational documents. The statement of facts contained in its organizational documents are true and correct and will remain true and correct.

“Spread” shall mean (a) seven and one-half percent (7.5%) until the Initial Maturity Date; and (b) eight percent (8.0%) from and including the Initial Maturity Date until the repayment in full of the Debt; provided, however, that if on any Payment Date the Outstanding Principal Balance has not been reduced to an amount equal to or less than the amount set forth on Schedule III attached hereto that corresponds to the month in which such Payment Date occurs, then the applicable Spread set forth in clauses (a) and (b) of this definition with respect to the applicable Principal Reduction Deficiency only (i.e. the Applicable Interest Rate with respect to the balance of the Outstanding Principal Balance of the Loan other than the Principal Reduction Deficiency shall remain unaffected by this proviso) shall be increased by one-half of one percent (0.50%).

“Spread Maintenance Premium” shall mean, with respect to any prepayment of the Loan, an amount equal to the product of (a) the principal amount of such prepayment, (b) the spread and (c) a fraction, the numerator of which shall equal the actual number of days from the date of such payment through the Lockout Release Date and the denominator of which is 360.

“State” shall mean the State of Florida.

“Strike Price” shall mean (a) with respect to the initial term of the Loan, six percent (6.0%) per annum and (b) with respect to the Extension Term, an amount reasonably determined by Lender.

“Subordination of Management Agreement” shall mean that certain Subordination of Management Agreement, dated as of the date hereof, among Lender, Mortgage Borrower, Borrower and Manager as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Survey” shall mean a survey of the Property prepared pursuant to the requirements contained in Section 3.1.3(c) hereof.

“Tax and Insurance Escrow Account” shall have the meaning set forth in Section 7.1 hereof.

“Tax and Insurance Escrow Funds” shall have the meaning set forth in Section 7.1 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.

“Termination Notice” shall have the meaning set forth in Section 5.1.23(d).

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Company” shall mean, collectively, Fidelity National Title Insurance Company of New York, First American Title Insurance Company, and any successor title company(ies), reinsurer and/or coinsurer, acceptable to Lender and licensed to issue title insurance in the State of Florida.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to the Property and insuring the lien of the Mortgage encumbering the Property.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.

“UCC Title Insurance Policy” shall have the meaning set forth in Section 3.13(b) hereof.

“Unit” shall mean each individual condominium unit (including any residential, commercial or retail unit and any appurtenant interest in the common elements) in the Land and the Improvements created by submission of the Property to the provisions of the Condominium Act in accordance with the Condominium Documents.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and the word “including” shall mean “including but not limited to”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2

GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make, and Borrower hereby agrees to borrow, the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one disbursement hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Pledge Agreement, and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan solely to (a) make an equity contribution to Mortgage Borrower in order to cause Mortgage Borrower to use such amounts for any use permitted pursuant to Section 2.1.4 of the Mortgage Loan Agreement, (b) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender and (c) retain the balance, if any.

Section 2.2 Interest Rate.

2.2.1 Interest Generally. Interest on the Outstanding Principal Balance shall accrue from the Closing Date to but excluding the Maturity Date at the Applicable Interest Rate.

2.2.2 Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the Outstanding Principal Balance.

2.2.3 Determination of Interest Rate.

(a) The Applicable Interest Rate with respect to the Loan shall be: (i) LIBOR plus the Spread with respect to the applicable Interest Period for a LIBOR Loan or (ii) the Prime Rate plus the Prime Rate Spread for a Prime Rate Loan if the Loan is converted to a Prime Rate Loan pursuant to the provisions of Section 2.2.3(c) or (f).

(b) Subject to the terms and conditions of this Section 2.2.3, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the Outstanding Principal Balance at LIBOR plus the Spread for the applicable Interest Period. Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the opening of business on the first day on which such change in the Applicable Interest Rate shall become effective. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(c) In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Period. If such notice is given, the related outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Period, to a Prime Rate Loan.

(d) If, pursuant to the terms of this Agreement, the Loan has been converted to a Prime Rate Loan and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Period. If such notice is given, the related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the last day of the then current Interest Period.

(e) With respect to a LIBOR Loan, all payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof (such non-excluded taxes being referred to collectively as “Foreign Taxes”), excluding income and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein (including Puerto Rico). If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.

(f) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder (i) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith, and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the next succeeding Payment Date or within such earlier period as required by law. Borrower hereby agrees, to pay Lender, upon thirty days (30) written demand, any additional amounts necessary to compensate Lender for any reasonable and actual out-of-pocket costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(g) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount reasonably deemed by Lender in good faith to be material; or

(iii) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder reasonably deemed by Lender in good faith to be material;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(g), Lender shall provide Borrower with not less than ninety (90) days’ notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(h) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not the Payment Date immediately following the last day of an Interest Period with respect thereto, or (B) is the Payment Date immediately following the last day of an Interest Period with respect thereto if Borrower did not give the prior notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder, and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate from LIBOR plus the Spread to the Prime Rate plus the Prime Rate Spread with respect to any portion of the Loan then bearing interest at LIBOR plus the

Spread on a date other than the Payment Date immediately following the last day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in the preceding clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, that Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(i) Lender shall not be entitled to claim compensation pursuant to this Section 2.2.3 for any Foreign Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than ninety (90) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.2.3, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.2.4 Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other material respect to Lender as determined by Lender in its reasonable discretion.

2.2.5 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.6 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Outstanding Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7 Interest Rate Cap Agreement.

(a) Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price. The Interest Rate Cap Agreement (i) shall be in a form and substance reasonably acceptable to Lender, (ii) shall be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Mezzanine Cash Management Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Collateral is transferred by secured party sale or otherwise, (iv) shall be for a period equal to the term of the Loan, and (v) shall have an initial notional amount equal to the original principal balance of the Loan. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Mezzanine Cash Management Account).

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Mezzanine Cash Management Account or if the Mezzanine Cash Management Account is not then required to be in effect, into such account as specified by Lender. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c) In the event (i) Borrower exercises the Extension Option, or (ii) Lender notifies Borrower that the Counterparty no longer qualifies as an Acceptable Counterparty, Borrower shall replace (or supplement, as applicable), or shall cause the Counterparty to replace or supplement, the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price (x) which Replacement Interest Rate Cap Agreement shall extend the maturity date set forth in the Interest Rate Cap Agreement to the Fixed Maturity Date (with respect to the foregoing clause (i)) prior to or on the commencement of the Extension Term, or (y) not later than thirty (30) days following receipt of notice from Lender that the Counterparty no longer qualifies as an Acceptable Counterparty with respect to the foregoing clause (ii). With respect to each Replacement Interest Rate Cap Agreement, Borrower shall deliver to Lender a Collateral Assignment of Interest Rate Cap Agreement in a form comparable to the Collateral Assignment of Interest Rate Cap Agreement entered into by Borrower as of the date of this Agreement and that has been acknowledged by the Acceptable Counterparty providing the Replacement Interest Rate Cap Agreement.

(d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i) the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii) the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 2.3 Loan Payments.

2.3.1 Interest Payments. Borrower shall make a payment to Lender of interest only on the Closing Date for the initial Interest Period. On each Payment Date, commencing on December 9, 2005, the interest accrued on the Loan for the applicable Interest Period (the “Monthly Interest Payment”) shall be paid to Lender. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. With respect to payments of principal due on the Maturity Date, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding the Maturity Date. All amounts pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.2 Principal Payments.

(a) Concurrently with the closing of the sale of each Residential Unit at the Property, Borrower shall pay to Lender an amount equal to (i) if the Mortgage Loan has been paid in full, the entire Required Release Price for such Residential Unit, or (ii) if the Mortgage Loan is outstanding, the portion of the Required Release Price required to be paid to Lender for application to the Outstanding Principal Balance pursuant to Section 2.3.2 of the Mortgage Loan Agreement, which amount in either case shall be applied to reduce the Outstanding Principal Balance. Each such payment shall be made concurrently with the delivery of Lender’s consent to the sale such Residential Unit. In addition, if Mortgage Borrower is entitled to retain the escrow deposit or receives any other monies from a Contract Vendee of a Residential Unit who defaults under its purchase agreement with respect thereto, the entire amount of all such deposits and other monies shall be deemed to be held by Mortgage Borrower in trust for (A) Mortgage Lender if the Mortgage Loan is outstanding, and Borrower shall immediately pay to Lender the portion of such amounts required to be paid to Lender for application to the Outstanding Principal Balance pursuant to Section 2.3.2 of the Mortgage Loan Agreement or (B) Lender if the Mortgage Loan is paid in full, and such amounts shall be immediately remitted to Lender and applied to the Outstanding Principal Balance. If Borrower makes any principal payments pursuant to this Section 2.3.2, Borrower shall also pay to Lender interest at the Applicable Interest Rate on the amount of the Loan so paid through, but not including, the next succeeding Payment Date.

(b) All payments to Lender on account of the Outstanding Principal Balance pursuant to this Section 2.3.2 shall be applied to the last payments of principal due under the Loan.

2.3.3 Payment on Maturity Date. On the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents shall be paid to Lender.

2.3.4 Intentionally Deleted.

2.3.5 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (other than the payment of principal due on the Maturity Date) is not paid by Borrower by the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of (a) five percent (5%) of such unpaid sum, and (b) the maximum amount permitted by applicable law, in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such late payment charge shall be secured by the Pledge Agreement and the other Loan Documents to the extent permitted by applicable law.

2.3.6 Administrative Charge. After the Mortgage Loan has been paid in full, on the first Payment Date following each anniversary of the Closing Date, Borrower shall pay to Lender a fee in the amount of $2,000.

2.3.7 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 3:00 p.m., New York City time, on the date when due subject to any applicable grace periods and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, provided, however, that any funds received by Lender after 3:00 p.m., New York City time, shall, for all purposes of calculating interest on the Outstanding Principal Balance, be deemed to have been paid on the next succeeding Business Day. Any prepayments required to be made pursuant to Section 2.4.2 hereof shall be deemed to have been timely made for the purposes of this Section 2.3.7.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. Except as otherwise provided herein, the Outstanding Principal Balance may not be prepaid in whole or in part prior to the Lockout Release Date. On any Payment Date occurring on or after the Lockout Release Date, and provided that no Event of Default shall have occurred and be continuing and that the Mortgage Loan is paid in full, Borrower may elect to prepay the Loan, in whole or in part, provided that, and with respect to any prepayment (a) Borrower has given Lender written notice of such prepayment not more than forty-five (45) days and not less than thirty (30) days prior to the date of such prepayment, and (b) such prepayment is accompanied by all interest accrued on the amount so prepaid and all other fees and other sums due hereunder and under the other Loan Documents up to and including the date of prepayment, if any; provided further, however, in the event that any prepayment occurs on a day other than a Payment Date, Borrower shall also pay to Lender interest at the Applicable Interest Rate on the amount so prepaid through, but not including, the next succeeding Payment Date. Any voluntary partial prepayments in accordance with this Section 2.4.1 shall be in the minimum amount of $500,000.00. This Section 2.4.1 shall not apply to principal payments made pursuant to Section 2.3.2(a) upon the sale of Residential Units at the Property. Any partial prepayment shall be applied to the last payments of principal due under the Loan.

2.4.2 Liquidation Events. (a) In the event of (i) any Casualty to all or any all or any portion of the Property, (ii) any Condemnation of all or any portion of the Property, (iii) a Transfer of the Property, (iv) any refinancing of the Property or the Mortgage Loan, or (v) the receipt by Mortgage Borrower of any excess proceeds realized under its owner’s title insurance policy after application of such proceeds by Mortgage Borrower to cure any title defect (each, a “Liquidation Event”), Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be deposited directly into the Mezzanine Cash Management Account. On each date on which Lender actually receives a distribution of Net Liquidation Proceeds After Debt Service, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds After Debt Service, together with interest that would have accrued on such amount through the next Payment Date. Any amounts of Net Liquidation Proceeds After Debt Service in excess of the Debt shall be paid to Borrower.

Any prepayment received by Lender pursuant to this Section 2.4.4(a) on a date other than a Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender to the Outstanding Principal Balance on the next Payment Date.

(b) Borrower shall immediately notify Lender of any Liquidation Event once Borrower has knowledge of such event. Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of the Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (ii) a refinancing of the Property, on the date on which a commitment for such refinancing has been entered into. The provisions of this Section 2.4.2 shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan or Transfer of the Property set forth in this Agreement, the other Loan Documents and the Mortgage Loan Documents.

2.4.3 Prepayments After Default. If after the occurrence and during the continuance of an Event of Default and prior to the Lockout Release Date, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be deemed (a) to have been made on the next occurring Payment Date together with the Monthly Interest Payment and (b) to be a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 and Borrower shall pay, in addition to the Debt, an amount equal to the greater of (i) the Spread Maintenance Premium and (ii) five percent (5.0%) of the amount of the Loan being prepaid.

Section 2.5 Release of Property. Except as set forth in Section 2.3 and this Section 2.5, no repayment or prepayment of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release or assignment of any Lien of the Pledge Agreement on the Collateral.

2.5.1 Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement , release the Lien of the Pledge Agreement on the Collateral.

2.5.2 Release of Residential Units. Concurrently with the closing of the sale of each Residential Unit at the Property and the satisfaction by Borrower of all conditions with respect thereto set forth in this Agreement and the Mortgage Loan Agreement, including, without limitation, payment to Lender of the applicable portion of the Required Release Price for such Residential Unit as set forth in Section 2.3.2 hereof, and all other sums then due and payable by Borrower to Lender, Lender shall consent to the transfer of such Residential Unit .

Section 2.6 Cash Management.

2.6.1 Lockbox Account.

(a) During the term of the Loan, Borrower shall cause Mortgage Borrower to establish and maintain a segregated Eligible Account (the “Lockbox Account”) with the Lockbox Bank in trust for the benefit of Mortgage Lender, which Lockbox Account shall be under the sole dominion and control of Mortgage Lender pursuant to and in accordance with the Mortgage Loan Documents. Borrower will notify Lender of the account number of the Lockbox Account. All costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Mortgage Borrower.

(b) Borrower shall cause Mortgage Borrower and Manager to, deposit all Rents and all receipts received by Mortgage Borrower or Manager constituting Rent or other receipts into the Lockbox Account one (1) Business Day after receipt, other than from Net Sales Proceeds which are to be paid directly to Lender and Mortgage Lender pursuant to Section 2.3.2 hereof and Section 2.3.2 of the Mortgage Loan Agreement. Borrower shall cause Mortgage Borrower and/or Manager to, deliver written instructions to all tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account. A copy of each notice delivered by Mortgage Borrower or Manager pursuant to this Section 2.6.1(b) shall be sent to Lender concurrently with the delivery of the same to the applicable tenant or escrow agent.

(c) Borrower shall cause Mortgage Borrower to obtain from the Lockbox Bank its agreement, in form and substance satisfactory to Lender, to transfer to the Mortgage Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account on each Business Day, for application by Lender in accordance with the terms of Section 2.6.2 of the Mortgage Loan Agreement and the Mortgage Cash Management Agreement, or, if the Mortgage Loan has been paid in full, to the Mezzanine Cash Management Account, for application by Lender in accordance with the terms of Section 2.6.4(b) of this Agreement and of the Mezzanine Cash Management Agreement.

2.6.2 Mortgage Cash Management Account. (a) During the term of the Loan, Borrower shall cause Mortgage Borrower to establish and maintain a segregated Eligible Account (the “Mortgage Cash Management Account”) pursuant to the Mortgage Loan Documents to be held by and in trust for the benefit of Mortgage Lender, which Mortgage Cash Management Account shall be under the sole dominion and control of Mortgage Lender. Borrower shall not cause or permit Mortgage Borrower in any way to alter or modify the Mortgage Cash Management Account and will notify Lender of the account number thereof. Mortgage Lender shall have the sole right to make withdrawals from the Mortgage Cash Management Account to be applied in accordance with the Mortgage Loan Documents. All costs and expenses for establishing and maintaining the Mortgage Cash Management Account shall be paid by Mortgage Borrower. Borrower shall direct or cause Mortgage Borrower to direct that all cash distributions from the Mortgage Cash Management Account to be paid to Mezzanine Lender in accordance with the Mortgage Loan Documents and/or Loan Documents (including the Net Liquidation Proceeds After Debt Service) be deposited into the Mezzanine Cash Management Account maintained in accordance with the Mezzanine Cash Management Agreement.

2.6.3 Mezzanine Cash Management Account. (a) During the term of the Loan, Lender or Servicer shall establish and maintain a segregated Eligible Account (the “Mezzanine Cash Management Account”) to be held by Servicer in trust and for the benefit of Lender, which Mezzanine Cash Management Account shall be under the sole dominion and control of Lender. The Mezzanine Cash Management Account shall be entitled “Column Financial, Inc., as Lender, pursuant to Mezzanine Loan Agreement dated as of October 14, 2005—Mezzanine Cash Management Account”. As additional security for Borrower’s payment and performance of the Obligations, Borrower hereby grants to Lender a first priority security interest in the Mezzanine Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Mezzanine Cash Management Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Mezzanine Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Mezzanine Cash Management Account and all costs and expenses for establishing and maintaining the Mezzanine Cash Management Account shall be paid by Borrower.

(b) All funds on deposit in the Mezzanine Cash Management Account shall be applied by Mezzanine Lender in accordance with Section 2.6.4 hereof.

2.6.4 Disbursements from Mezzanine Cash Management Account.

(a) So long as the Mortgage Loan is outstanding, provided no Event of Default shall have occurred and be continuing, on each Payment Date (or, if such Payment Date is not a Business Day, on the immediately preceding Business Day) or on such other date as hereinafter provided, all funds on deposit in the Mezzanine Cash Management Account shall be applied by Lender to the payment of the following items in the following order of priority, in each case to the extent sufficient funds remain therefor:

(i) First, payment to Lender of (or reimbursement of Lender for) any reasonable miscellaneous fees or expenses (including, without limitation, any “protective advances” made by Lender in respect of the Loan) then due and payable pursuant to the terms of the Loan Documents;

(ii) Next, payment to Lender of the Monthly Interest Payment due on such Payment Date;

(iii) Next, payment to Lender of any principal due and owing by Borrower to Lender under the Loan on such Payment Date;

(iv) Next, payment to Lender of any other amounts due under the Loan documents to be paid or deposited with Lender, including, without limitation, any required deposits to Reserve Accounts; and

(v) Lastly, all amounts remaining in the Mezzanine Cash Management Account, if any, on such Payment Date after making the distributions set forth in clauses (i) through (iv) above shall be disbursed on the second (2nd) Business Day following such Payment Date to Borrower.

(b) In the event that the Mortgage Loan has been repaid in full and the Loan or any portion thereof remains outstanding, then, in lieu of Section 2.6.4(a) hereof, Borrower shall cause Mortgage Borrower to (i) amend its agreement with the Lockbox Bank to provide that the Lockbox Bank shall transfer to the Mezzanine Cash Management Account (rather than the Mortgage Cash Management Account) in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account on each Business Day throughout the term of the Loan, and (ii) execute and deliver any and all documents as Lender shall reasonably require to grant to Lender a first priority perfected security interest in the Lockbox Account. In addition, in such event, all sums on deposit in the Mortgage Cash Management Account shall be transferred to the Mezzanine Cash Management Account, whereupon any such funds constituting Mortgage Loan Reserve Funds shall be deposited in the corresponding Reserve Funds established pursuant to this Agreement, with any other funds being disbursed as hereinafter provided. In such event, provided no Event of Default shall have occurred and be continuing, on each Payment Date (or if such Payment Date is not a Business Day, on the immediately preceding Business Day), all funds on deposit in the Mezzanine Cash Management Account shall be applied by Lender to the payment of the following items in the following order of priority:

(i) First, payment to Lender of (or reimbursement of Lender for) any reasonable miscellaneous fees or expenses (including, without limitation, any “protective advances” made by Lender in respect of the Property) then due and payable pursuant to the terms of the Loan Documents;

(ii) Next, payment to Lender of an amount sufficient to pay the monthly deposit to the Tax and Insurance Escrow Account in accordance with the terms and conditions of Section 7.1 hereof;

(iii) Next, payment to Lender of the Monthly Interest Payment due on such Payment Date;

(iv) Next, payment to Lender of any principal due and owing by Borrower to Lender under the Loan on such Payment Date;

(v) Next, payment to Lender of any other amounts due under the Loan Documents to be paid or deposited with Lender including, without limitation, any required deposits to Reserve Accounts;

(vi) Next, payment to Borrower, an amount necessary to pay (A) Operating Expenses and Capital Expenditures for the current month in accordance with the Approved Annual Budget (other than Taxes and Insurance Premiums to be paid for out of the Tax and Insurance Escrow Funds), and (B) such other Operating Expenses and Capital Expenditures and/or other expenses, including, without limitation, Extraordinary Expenses, as shall have been approved by Lender in its discretion (such approval not to be unreasonably withheld or delayed);

(vii) Lastly, all amounts remaining in the Mezzanine Cash Management Account after deposits for items (i) through (v) above, if any, on such Payment Date after making the distributions set forth in items (i) through (vi) above shall be transferred, without restriction, by wire transfer to an account directed by Borrower.

(c) The insufficiency of funds on deposit in the Mezzanine Cash Management Account shall not relieve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(d) In the event that the Mortgage Loan has been repaid in full and the Loan or any portion thereof remains outstanding, then if the actual Operating Expenses and Capital Expenditures paid by Mortgage Borrower in any month are less than the amount transferred to Borrower for the payment of such items for such month pursuant to Section 2.6.4(b)(vi) above, Borrower shall cause Mortgage Borrower to promptly deposit the amount of such difference back into the Mezzanine Cash Management Account, in any event no later than five (5) Business Days after the end of the month in question, such amount to be applied in accordance with the terms of Section 2.6.4(b) above when such sum is redeposited into the Mezzanine Cash Management Account. In the event that the Mortgage Loan has been repaid in full and the Loan or any portion thereof remains outstanding, then within seven (7) Business Days after the end of each month, Borrower shall prepare and deliver to Lender a financial statement in form and substance satisfactory to Lender in all material respects setting forth all amounts expended for Operating Expenses and Capital Expenditures during such month, including showing variances from budget and setting forth a short explanation of any variance in excess of five percent (5%) of the budget line item in question and identifying any payment made to an Affiliate of Mortgage Borrower or Borrower and the reasons therefor. Each such financial statement shall be certified by an officer of Borrower as being true, correct and complete in all material respects and include a certification that all amounts transferred to Borrower pursuant to Section 2.6.4(b)(vi) above were expended for Operating Expenses and Capital Expenditures in accordance with this Agreement or have been or are being returned to the Mezzanine Cash Management Account as provided above. Borrower shall promptly, but not later than five (5) Business Days after Lender’s request therefor, deliver to Lender such further documentation (including, without limitation, invoices, checks or copies of contracts) and information as Lender may reasonably request regarding any payments described in Borrower’s financial statements. If Borrower shall fail to deposit any excess funds into the Mezzanine Cash Management Account as provided in this paragraph or provide its required financial statements or, after written request of Lender, evidence of expenditures, in each case, within the time periods provided in the preceding sentences and such failure continues for ten (10) or more Business Days after notice of such failure, then, in addition to any other remedies which Lender may have with respect thereto, Lender may elect not to fund any additional Operating Expenses and/or Capital Expenditure from the Mezzanine Cash Management Account or Lender may continue to hold the funds in the Mezzanine Cash Management Account until such failure is cured.

(e) Notwithstanding anything to the contrary contained in the Agreement or the other Loan documents, all funds on deposit in the Mezzanine Cash Management Account following the occurrence of an Event of Default may be applied by Lender in such order and priority as Lender shall determine in its sole discretion.

(f) Upon payment in full of the Debt in accordance with the terms and provisions of the Loan Documents, all funds in the Mezzanine Cash Management Account shall be returned to Borrower.

Section 2.7 Extension of the Initial Maturity Date. Borrower shall have the option to extend the term of the Loan beyond the Initial Maturity Date for a term of twelve (12) months in accordance with the terms of this Section 2.7.

2.7.1 Extension Option. Borrower shall have the right to extend the Initial Maturity Date to the Extended Maturity Date (the “Extension Option”; the period commencing on the Initial Maturity Date and ending on the Extended Maturity Date being referred to herein as the “Extension Term”); provided that all of the following conditions are satisfied:

(a) no Event of Default, and no circumstances that, with notice or the passage of time, or both, would become an Event of Default, shall have occurred and be continuing at the time the Extension Option is exercised and on the date on which the Extension Term commences;

(b) the Loan-to-Value Ratio as of the commencement of the Extension Term is equal to or less than fifty percent (50%);

(c) Borrower shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid not earlier than six (6) months, and no later than three (3) months, prior to the Initial Maturity Date, which notice shall be accompanied by a non-refundable extension fee equal to one-quarter of one percent (0.25%) of the Outstanding Principal Balance on the date of such notice;

(d) if the Interest Rate Cap Agreement is scheduled to mature prior to the Extended Maturity Date, Borrower shall obtain and deliver to Lender not later than five (5) Business Days prior to the first day of the Extension Term, one or more Replacement Interest Rate Cap Agreements from an Acceptable Counterparty together with the opinion of counsel required under Section 2.2.7(e) hereof, which Replacement Interest Rate Cap Agreement shall be effective commencing on the first day of the Extension Term and shall have a maturity date not earlier than the Fixed Maturity Date;

(e) on the Initial Maturity Date, Borrower shall deposit with Lender, in immediately available funds, sums sufficient in the estimation of Lender (taking into account reasonably anticipated sales of Units) to replenish (i) the Interest Reserve Account so that it covers estimated Debt Service until the Fixed Maturity Date, (ii) if required pursuant to the terms hereof, the Tax and Insurance Escrow Account so that it covers payment of Taxes and Insurance premiums until the Fixed Maturity Date, (iii) if required pursuant to the terms hereof, the Conversion Work Reserve Account so that it covers the cost of all remaining Conversion Work to be performed, and (iv) if required pursuant to the terms hereof, the Operating Reserve Account so that it covers payment of Operating Expenses in an amount reasonably determined by Lender;

(f) Borrower shall have delivered to Lender evidence reasonably satisfactory to Lender that there is sufficient capital available to Borrower to pay for necessary Capital Expenditures, the Conversion Work, tenant improvements and leasing commissions;

(g) Mortgage Borrower shall have extended the Mortgage Loan to a maturity date not earlier than the Extended Maturity Date pursuant to and in accordance with Section 2.7 of the Mortgage Loan Agreement; and

(h) Borrower shall have delivered to Lender together with its notice pursuant to subsection (b) of this Section 2.7 and as of the commencement of the Extension Term, an Officer’s Certificate in form acceptable to Lender certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the date of such Officer’s Certificate to the extent such representation and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time.

ARTICLE 3

CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower, or waiver by Lender, of the following conditions precedent no later than the Closing Date:

3.1.1 Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

3.1.2 Loan Agreement and Note. Lender shall have received a copy of this Agreement and the Note, in each case, duly executed and delivered on behalf of Borrower.

3.1.3 Delivery of Loan Documents; Title Insurance; Reports; Insurance.

(a) Loan Documents. Lender shall have received from Borrower fully executed and acknowledged counterparts of the Pledge Agreement and delivery of the Pledged Limited Partnership Interests, Pledged General Partner Interests, the UCC Financing Statements, and such other documents required pursuant to the Pledge Agreement, in the reasonable judgment of Lender, so as to effectively create valid and enforceable Liens upon the Collateral, of the requisite priority, in favor of Lender, subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Lender shall have also received from Borrower fully executed counterparts of the other Loan Documents.

(b) Title Insurance. Lender shall have received a UCC Title Insurance Policy (the “UCC Title Insurance Policy”) issued by a title company acceptable to Lender and dated as of the Closing Date, with reinsurance and direct access agreements acceptable to Lender. Such UCC Title Insurance Policy shall (i) provide coverage in amounts satisfactory to Lender, (ii) insure Lender that the Pledge Agreement and the documents executed and delivered in connection therewith create a valid lien on the Collateral of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender and its successors and assigns as the insured. The UCC Title Insurance Policy shall be assignable to the extent permitted under applicable state law. Lender also shall have received evidence that all premiums in respect of such UCC Title Insurance Policy have been paid.

(c) Survey. Lender shall have received a current Survey for the Property, certified to Lender and their respective successors and assigns, in form and content satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the Accuracy Standards for ALTA/ACSM Land Title Surveys as adopted by ALTA, American Congress on Surveying & Mapping and National Society of Professional Surveyors in 1999. The Survey shall reflect the same legal description contained in the Title Insurance Policy and shall include, among other things, metes and bounds descriptions of the real property comprising part of the Property reasonably satisfactory to Lender. The surveyor’s seal shall be affixed to the Survey and the surveyor shall provide a certification for the Survey in form and substance acceptable to Lender.

(d) Insurance. Lender shall have received valid certificates of insurance for the Policies required hereunder, satisfactory to Lender in its sole discretion. Lender shall be included as an “additional insured” under such Policies and Lender shall have received evidence of the payment of all Insurance Premiums payable for the existing policy period.

(e) Environmental Reports. Lender shall have received a Phase I environmental report (and, if recommended by the Phase I environmental report, a Phase II environmental report) in respect of the Property, satisfactory in form and substance to Lender.

(f) Zoning. Lender shall have received, at Lender’s option, either (i) letters or other evidence with respect to the Property from the appropriate municipal authorities (or other Persons) concerning applicable zoning and building laws, or (ii) a zoning opinion letter, in each case in substance reasonably satisfactory to Lender and indicating that the Property is zoned for the Intended Use.

(g) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Closing Date on the Collateral, subject only to applicable Permitted Encumbrances to the Pledge Agreement and Lender shall have received satisfactory evidence thereof.

(h) Mortgage Loan Documents. The Mortgage Loan Documents shall have been duly authorized, executed and delivered by all parties thereto, the Mortgage Loan shall have been contemporaneously funded and Lender shall have received and approved certified copies thereof. All of the conditions precedent set forth in Article III of the Mortgage Loan Agreement shall have been satisfied and the Mortgage Loan shall have closed and been fully advanced in accordance therewith.

3.1.4 Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall be in form and substance reasonably satisfactory to Lender, and shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

3.1.5 Delivery of Organizational Documents.

(a) Borrower shall have delivered or cause to be delivered to Lender copies certified by Borrower of all organizational documentation related to Borrower and/or its formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

(b) Borrower shall have delivered or cause to be delivered to Lender copies certified by Borrower of all organizational documentation related to Mortgage Borrower, General Partner, Principal, Guarantor, and all members and/or partners of Borrower, and/or the formation, structure, existence, good standing and/or qualifications to do business of any of the foregoing, as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, authorizing resolutions and incumbency certificates as may be requested by Lender.

(c) Borrower shall have delivered or cause to be delivered to Lender evidence reasonably satisfactory to Lender that Manager is validly formed and in good standing in its State of formation and is qualified to do business in the State of Florida.

3.1.6 Opinions of Borrower’s Counsel. Lender shall have received opinions from Borrower’s counsel with respect to non-consolidation, the due execution, authority, enforceability of the Loan Documents, priority and perfection of the security interest in the Collateral, and such other matters as Lender may require, including, without limitation, the opinions required under Section 2.2.7(e) hereof, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their reasonable discretion.

3.1.7 Budgets. Borrower shall have delivered, and Lender shall have approved, the Annual Budget for the current Fiscal Year.

3.1.8 Basic Carrying Costs. Borrower shall have caused Mortgage Borrower to have paid all Basic Carrying Costs relating to the Property which are in arrears, including without limitation, (a) accrued but unpaid Insurance Premiums, (b) currently due Taxes (including any in arrears) and (c) currently due Other Charges (including any in arrears), which amounts shall be funded with proceeds of the Loan.

3.1.9 Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

3.1.10 Payments. All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

3.1.11 Tenant Estoppels. Lender shall have received certified copies of the executed tenant estoppel letters required to be delivered in connection with the Mortgage Loan.

3.1.12 Transaction Costs. Borrower shall have paid or reimbursed Lender for all UCC Title Insurance Policy premiums, recording and filing fees, costs of environmental reports, Physical Conditions Reports, appraisals and other reports, the reasonable fees and costs of Lender’s counsel and all other third party out-of-pocket expenses incurred in connection with the origination of the Loan to the extent such costs and expenses relating to third party costs have not already been paid or reimbursed by Mortgage Borrower to Mortgage Lender.

3.1.13 Material Adverse Change. There shall have been no material adverse change in the financial condition or business condition of Borrower, Mortgage Borrower, General Partner, Principal Guarantor, the Collateral or the Property since the date of the most recent financial statements delivered to Lender. The income and expenses of the Property, the occupancy thereof, and all other features of the transaction shall be as represented to Lender without material adverse change. None of Borrower, Mortgage Borrower, General Partner, Principal, Guarantor, or any of their respective constituent Persons shall be the subject of any Bankruptcy Action.

3.1.14 Leases and Rent Roll. Lender shall have received copies of all Leases and certified copies of any Leases as requested by Lender. Lender shall have received a current certified rent roll of the Property, reasonably satisfactory in form and substance to Lender.

3.1.15 Tax Lot. Lender shall have received evidence that the Property constitutes one (1) or more separate tax lots, which evidence shall be satisfactory in form and substance to Lender.

3.1.16 Physical Conditions Report. Lender shall have received a Physical Conditions Report, which report shall be satisfactory in form and substance to Lender.

3.1.17 Management Agreement. Lender shall have received a copy of the Management Agreement, which shall be satisfactory in form and substance to Lender. The fee payable to the Manager shall not exceed three percent (3.0%) of Gross Income from Operations per annum. The Management Agreement (or a separate subordination agreement) shall also provide that all of Manager’s rights under the Management Agreement are subordinate to the Lien of the Mortgage and the rights of Lender.

3.1.18 Appraisal. Lender shall have received an appraisal of the Property, which shall be satisfactory in form and substance to Lender.

3.1.19 Conversion Documents. To the extent obtained by Borrower prior to the Closing Date, Borrower shall have delivered or cause to be delivered to Lender copies, certified by Borrower as being true, correct and complete, of all plans and specifications, architectural and engineering agreements, construction contracts and other material agreements entered into or to be entered into by Borrower in connection with the Conversion Work.

3.1.20 Condominium Documents. Borrower shall have delivered or caused to be delivered to Lender copies, certified by Borrower as being true, correct and complete, of the current draft of the proposed Offering Plan (or amendments thereto) for the sale of Residential Units (with all exhibits required by Legal Requirements) and all other Condominium Documents.

3.1.21 Borrower Equity. Borrower shall have delivered evidence to Lender, which evidence shall be satisfactory to Lender in its sole discretion that (a) Guarantor or its Affiliate has made a capital contribution directly or indirectly to Mortgage Borrower to be used with respect to the Property in an amount no less than $3,000,000 and (b) GEBAM has made a capital contribution directly or indirectly to Mortgage Borrower to be used with respect to the Property in an amount no less than $15,000,000.

3.1.22 Further Documents. Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Borrower represents and warrants as of the date hereof and as of the Closing Date that:

4.1.1 Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in the State of Florida and in each other jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of Mortgage Borrower. The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Exhibit B.

4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and/or Guarantor, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower and/or Guarantor, as applicable, of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower, Mortgage Borrower, General Partner, Principal, Guarantor, the Collateral or the Property, which actions, suits or proceedings, if determined against Borrower, Mortgage Borrower, General Partner, Principal, Guarantor, the Collateral or the Property, might materially adversely affect the condition (financial or otherwise) or business of Borrower, Mortgage Borrower, General Partner, Principal, Guarantor or the condition or ownership of the Collateral or the Property.

4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction that might materially and adversely affect Borrower, Mortgage Borrower, Guarantor, Principal, the Collateral or the Property, or Borrower’s or Mortgage Borrower’s business, properties or assets, operations or condition, financial or otherwise. Neither Borrower nor Mortgage Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Mortgage Borrower, the Collateral or the Property are bound. Neither Borrower nor Mortgage Borrower has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower or Mortgage Borrower is a party or by which Borrower, Mortgage Borrower, the Collateral or the Property is otherwise bound, other than (a) any obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (u) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, and (b) the obligations under the Loan Documents and the Mortgage Loan Documents, as applicable.

4.1.6 Title. Borrower is the record and beneficial owner of, and has good and marketable title to, the Collateral, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not and will not materially and adversely affect the value, operation or use of the Property as currently used or for the Intended Use, or Borrower’s ability to repay the Loan or the value of the Collateral. The Pledge Agreement, together with the UCC Financing Statements relating to the Collateral, will create a valid, perfected first priority lien on, and security interest in and to, the Collateral, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Mortgage Loan Documents.

4.1.7 Solvency. Borrower has (a) not entered into the transaction contemplated by this Agreement or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower). No petition in bankruptcy has been filed against Borrower, Mortgage Borrower, General Partner, Principal, Guarantor, or any of Borrower’s constituent Persons, and neither Borrower, Mortgage Borrower, General Partner, Principal, Guarantor, nor any of Borrower’s constituent Persons has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower, Mortgage Borrower, General Partner, Principal, Guarantor nor any of Borrower’s constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s or Guarantor’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower, Mortgage Borrower, General Partner, Principal, Guarantor, or any of Borrower’s constituent Persons.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents or in the Provided Information contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, the Collateral or the Property or the business, operations or condition (financial or otherwise) of Borrower, Mortgage Borrower, General Partner, Principal or Guarantor.

4.1.9 No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and (b) transactions by or with Borrower are not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

4.1.10 Compliance. Borrower, Mortgage Borrower and the Property (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower, Mortgage Borrower, the Property and the Collateral (and Guarantor, as applicable) as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender) throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on Borrower, Mortgage Borrower, the Collateral or the Property (and/or Guarantor, as applicable) or the operation of the Property for its Intended Use, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower, Mortgage Borrower and/or Guarantor from that set forth in said financial statements.

4.1.12 Condemnation. As of the Closing Date, no Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of any roadway providing access to the Property.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Intentionally Omitted.

4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

4.1.16 Intentionally Omitted.

4.1.17 Intentionally Omitted.

4.1.18 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, or Guarantor, including, without limitation, the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and Borrower, and Guarantor have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Assignment. There are no prior assignments of the Collateral which are presently outstanding except in accordance with the Loan Documents.

4.1.20 Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies, with all premiums paid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any such Policies. No Person, including Borrower and Mortgage Borrower, has done, by act or omission, anything which would impair the coverage of any such Policies.

4.1.21 Mortgage Loan Representations and Warranties. All of the representations and warranties contained in the Mortgage Loan Documents are hereby incorporated into this Agreement and deemed made hereunder as and when made thereunder and shall remain incorporated without regard to any waiver amendment or other modification thereof by the Mortgage Lender or to whether the related Mortgage Loan has been repaid or otherwise terminated, unless otherwise consented to in writing by Lender.

4.1.22 No Contractual Obligations. Other than the Loan Documents, as of the date of this Agreement, Borrower is not subject to any Contractual Obligations and has not entered into any agreement, instrument or undertaking by which it or its assets are bound, or has incurred any Indebtedness, and prior to the date of this Agreement neither Borrower nor any of its Affiliates has entered into any Contractual Obligation, or any agreement, instrument or undertaking by which it or its assets are bound or incurred any Indebtedness.

4.1.23 Intentionally Omitted.

4.1.24 Intentionally Omitted.

4.1.25 Operating Company Status. Borrower qualifies as an “operating company,” as such term is defined in the regulation issued by the U.S. Department of Labor known as the “plan assets regulation,” 29 C.F.R. §2510.3-101 and, as long as the Loan is outstanding, Borrower will remain at all times an operating company, as so defined.

4.1.26 Leases. The Property is not subject to any Leases other than the Leases described in Schedule II attached hereto and made a part hereof. Mortgage Borrower is the owner and holder of the landlord’s interest in each of the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect, there are no defaults thereunder by Mortgage Borrower, there are no defaults thereunder by any tenant thereunder and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder having a material adverse effect on the Mortgage Borrower or the Property. The copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto. No Rent (excluding security deposits) has been paid more than one (1) month in advance of its due date. All work to be performed by Mortgage Borrower under each Lease has been performed as required in such Lease and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Mortgage Borrower to any tenant has already been received by such tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. No tenant listed on Schedule II has assigned its Lease or sublet all or any portion of the premises demised thereby nor does anyone except such tenant and its employees occupy such leased premises. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the Property of which the leased premises are a part. No tenant under any Lease has any right or option for additional space in the Improvements. The expiration date of each Lease is as set forth on Schedule II attached hereto.

4.1.27 Intentionally Omitted.

4.1.28 Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the State of Delaware.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Mortgage Borrower have been paid. All recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Pledge Agreement, have been paid or are being paid simultaneously herewith, and the Pledge Agreement and the other Loan Documents have been validly executed and delivered and are enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30 Special Purpose Entity/Separateness.

(a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) Borrower is, shall be and shall continue to be a Special Purpose Entity, (ii) Mortgage Borrower is, shall be and shall continue to be a Special Purpose Entity, (iii) General Partner is, shall be and shall continue to be a Special Purpose Entity, and (iv) Principal is, shall be and shall continue to be a Special Purpose Entity.

(b) The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects and any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects. Borrower, Mortgage Borrower, General Partner and Principal have complied with and Borrower will comply with and will cause Mortgage Borrower, General Partner and Principal to comply with, all of the assumptions made with respect to Borrower, Mortgage Borrower, General Partner and Principal in the Insolvency Opinion. Borrower, Mortgage Borrower, General Partner and Principal will have complied and will comply with all of the assumptions made with respect to Borrower, Mortgage Borrower, General Partner and Principal in any Additional Insolvency Opinion. Each entity other than Borrower, Mortgage Borrower, General Partner and Principal with respect to which an assumption shall be made in the Insolvency Opinion or any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in the Insolvency Opinion or any Additional Insolvency Opinion.

4.1.31 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by Mortgage Borrower or any other party thereto. No event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.32 Illegal Activity. No portion of the Property or the Collateral has been or will be purchased with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. All information submitted by, or on behalf of, Borrower or by, or on behalf of, Guarantor to Lender, including, but not limited to, all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof, and all statements of fact made by Borrower and/or Guarantor in this Agreement or in any other Loan Document are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the Collateral or the business operations and/or the financial condition of Borrower, Mortgage Borrower and/or Guarantor. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Mortgage Borrower, General Partner, Principal or Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such United States laws, with the result that the investment in Borrower, Mortgage Borrower, General Partner, Principal or Guarantor, as applicable (whether directly or indirectly), is or would be prohibited by law (each, an “Embargoed Person”) or the Loan made by Lender is or would be in violation of law; (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower, Mortgage Borrower, General Partner, Principal or Guarantor, as applicable, with the result that the investment in Borrower, Mortgage Borrower, General Partner, Principal or Guarantor, as applicable (whether directly or indirectly), is or would be prohibited by law or the Loan is or would be in violation of law; and (c) none of the funds of Borrower, Mortgage Borrower, General Partner, Principal or Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in Borrower, Mortgage Borrower, General Partner, Principal or Guarantor, as applicable (whether directly or indirectly), is or would be prohibited by law or the Loan is or would be in violation of law.

4.1.36 Mezzanine Cash Management Account.

(a) This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Mezzanine Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Mezzanine Cash Management Account.

(b) The Mezzanine Cash Management Account constitutes a “deposit accounts” within the meaning of the Uniform Commercial Code of the State of New York.

(c) The Mezzanine Cash Management Account is not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee.

4.1.37 Existing Leases. Except as set forth on Schedule II attached hereto, no Lease of an apartment unit within the Property has a remaining term in excess of twelve (12) months.

4.1.38 Square Footage/Number of Units. The aggregate interior net saleable square footage of the Residential Units (excluding balconies and/or patios but including the net saleable square footage of the first floor balconies which the Borrower shall enclose as part of the Conversion Work) is 431,712 and the number of Residential Units of the Property is 450.

4.1.39 Equity Investment. The equity investments referred to in Section 3.1.21 hereof have been made and as of the Closing Date remain in place.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 5

BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause Mortgagee Borrower to do all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and to comply with all Legal Requirements applicable to Borrower, Mortgage Borrower, the Collateral and the Property. There shall never be committed by Borrower, and Borrower shall cause Mortgage Borrower to use commercially reasonable efforts not to permit any other Person in occupancy of or involved with the operation or use of the Property or the Collateral to commit, any act or omission affording the federal government or any state or local government the right of forfeiture against the Collateral, the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist and not to cause or permit Mortgage Borrower to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times cause Mortgage Borrower to maintain, preserve and protect all franchises and trade names, preserve all the remainder of its property used or useful in the conduct of its business, and shall or cause Mortgage Borrower to keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage. Borrower shall keep or cause Mortgage Borrower to keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. Borrower shall cause Mortgage Borrower operate the Property in accordance with the terms and provisions of the O&M Agreement in all material respects. After prior written notice to Lender, Borrower, at its own expense, may contest (or cause mortgage Borrower to contest) by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower, Mortgage Borrower, the Collateral or the Property or any alleged violation of any Legal Requirement, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) Borrower or Mortgage Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the Mortgage; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower or Mortgage Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) neither the Property nor the Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (e) Borrower shall, upon final determination thereof, promptly comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (f) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower, Mortgage Borrower, the Collateral and the Property; and (g) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property or the Collateral (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost.

5.1.2 Taxes and Other Charges. Borrower shall pay or cause Mortgage Borrower to pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property, or any part thereof, as the same become due and payable; provided, however, Borrower’s obligation to cause Mortgage Borrower to directly pay Taxes shall be suspended to the extent that Borrower complies with the terms and provisions of Section 7.1 hereof. Borrower will deliver or cause to be delivered to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid; provided, however, that Borrower is not required to furnish or cause to be furnished such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.1 hereof. Borrower shall not suffer and shall promptly cause Mortgage Borrower to pay and discharge any Lien or charge whatsoever which may be or become a Lien or charge against the Property and that is prohibited in accordance with Section 5.2.2 hereof, and to promptly pay for all utility services provided to the Property. After prior written notice to Lender, Borrower, at its own expense, may contest (or cause mortgage Borrower to contest) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) Borrower and Mortgage Borrower are permitted to contest same under the provisions of any mortgage or deed of trust superior in lien to the Mortgage; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or Mortgage Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) neither the Collateral, the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (e) Borrower shall or shall cause Mortgage Borrower to promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (f) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (g) Borrower shall or shall cause Mortgage Borrower to furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower, Mortgage Borrower, General Partner, Principal and/or Guarantor which might materially adversely affect Borrower’s, Mortgage Borrower’s, General Partner’s, Principal’s and/or Guarantor’s condition (financial or otherwise) or business or the Property or the Collateral.

5.1.4 Access to Property. Borrower shall cause Mortgage Borrower to permit agents, representatives and employees of Lender to inspect the Property or any part thereof, subject to the rights of tenants, at reasonable hours upon reasonable advance notice (which may be given verbally).

5.1.5 Notice of Default. Borrower shall promptly advise Lender in writing of any material adverse change in Borrower’s, Mortgage Borrower’s, General Partner’s, Principal’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default, Event of Default, Mortgage Default or Mortgage Event of Default of which Borrower has actual knowledge.

5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower. Payment of the costs and expenses associated with any of the foregoing shall be in accordance with the terms and provisions of this Agreement, including, without limitation, the provisions of Section 10.13 hereof.

5.1.8 Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including, without limitation, attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts as are necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10 Mortgage Taxes. Borrower covenants to or shall cause Mortgage Borrower to pay concurrently with the execution and delivery hereof all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgage.

5.1.11 Financial Reporting.

(a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Mortgage Borrower and Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (which may be verbal) to examine such books, records and accounts at the office of Mortgage Borrower and Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Mortgage Borrower’s or Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish or cause to be furnished to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of Mortgager Borrower’s and Borrower’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower, Mortgage Borrower and the Property and a balance sheet for Borrower and Mortgage Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses of Mortgage Borrower and the Property. Borrower’s and Mortgage Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender; (iii) a schedule audited by such independent certified public accountant reconciling Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant and (iv) an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of Borrower, Mortgage Borrower and the Property being reported upon and that such financial statements have been prepared in accordance with GAAP and as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower or Guarantor, and if such Default or an Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. Mortgage Borrower’s and Borrower’s annual financial statements shall be accompanied by the following prepared by the Borrower: (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, and (ii) a list of tenants, if any, occupying more than twenty (20%) percent of the total floor area of the Improvements. Borrower shall also cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of Guarantor’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis acceptable to Lender) containing statements of profit and loss for Guarantor, if applicable, and a balance sheet for Guarantor. Guarantor’s annual financial statements shall be accompanied by an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before twenty five (25) days after the end of each calendar month and on or before forty-five (45) days after the end of each calendar quarter, the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower, Mortgage Borrower and the Property (subject to normal year-end adjustments) as applicable:

(i) a rent roll for the subject month (or quarter, as applicable);

(ii) monthly (or quarterly, as applicable) and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month (or quarter, as applicable), noting Net Operating Income, Gross Income from Operations, and Operating Expenses, and, upon Lender’s request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such period, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form satisfactory to Lender;

(iii) a Net Cash Flow Schedule; and

(iv) a monthly and year to date sales report with respect to the sale of Residential Units at the Property reflecting (A) all such Residential Units under contract for sale, the gross sales price thereof, the amount of the deposit thereunder, and the Minimum Release Price therefor, and (B) all Residential Units for which a sale has closed, the Gross Sales Proceeds and Sale Expenses thereof and the amount of the release consideration paid to Lender with respect thereto, and (C) any and all terminations of any Approved Sales Contracts, including the reason for such termination, the amount of the deposit thereunder and whether the deposit was retained by Borrower or returned to the Contract Vendee.

In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables for Borrower or Mortgage Borrower outstanding for more than ninety (90) days except those being contested in good faith in accordance with the terms of this Agreement.

(d) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than sixty (60) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s approval (each such Annual Budget approved by Lender being referred to herein as an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower which requires the approval of Lender hereunder, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget that requires the approval of Lender hereunder, the most recently Approved Annual Budget shall apply; provided that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses.

(e) In the event that Mortgage Borrower or Borrower must incur an Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget (each, an “Extraordinary Expense”), including, without limitation, due to the imposition of any Assessments, then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval.

(f) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Collateral, the Property, Mortgage Borrower and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12 Business and Operations. Borrower will cause Mortgage Borrower to continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower shall and shall cause mortgage Borrower to qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower shall cause Mortgage Borrower at all times during the term of the Loan to continue to own all Equipment, Fixtures (as defined in the Mortgage) and Personal Property which are necessary to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

5.1.13 Title to the Property. Borrower will cause Mortgage Borrower to warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances), and (b) the validity and priority of the Lien of the Mortgage and the Assignment of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that the Mortgage is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, (c) Lender exercises any of its rights under the Pledge Agreement or any other Loan Document as and when permitted thereby, or (d) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Mortgage Borrower or any of their constituent Persons or an assignment by Borrower Mortgage Borrower or any of their constituent Persons for the benefit of its creditors, Borrower, on behalf of itself and its successors and assigns, agrees that it/they shall be chargeable with and shall pay all costs of collection and defense, including, without limitation, attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statements.

(a) After request by Lender from time to time, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the Outstanding Principal Balance, (iii) the Applicable Interest Rate, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the performance of the Obligations, if any, and (vi) that the Note, this Agreement, the Pledge Agreement and the other Loan Documents are valid, legal and binding obligations of Borrower and have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall deliver to Lender upon request from time to time by Lender, tenant estoppel certificates from each commercial tenant leasing space at the Property in form and substance reasonably satisfactory to Lender; provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

(c) Borrower shall use all commercially reasonable efforts to deliver to Lender, within ten (10) days after any request by Lender, estoppel certificates from the Condominium Association in form and substance reasonably satisfactory to Lender; provided that such certificates may be in the form required under the Condominium Documents, as the case may be.

(d) After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Mortgage Loan, (ii) the unpaid principal amount of the Mortgage Loan, (iii) the interest rate of the Mortgage Loan, (iv) the date installments of interest and/or principal were last paid on the Mortgage Loan, (v) any offsets or defenses to the payment of the Mortgage Loan, if any, and (vi) that the Mortgage Loan Documents are valid, legal and binding obligations of Mortgage Borrower and have not been modified or if modified, giving particulars of such modification.

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Lender. Borrower shall cause Mortgage Borrower, in a timely manner, to observe, perform and fulfill each and every covenant, term and provision of each Mortgage Loan Document executed and delivered by, or applicable to, Mortgage Borrower, and shall not cause or permit Mortgage Borrower to enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Mortgage Loan Document executed and delivered by, or applicable to, Mortgage Borrower without the prior written consent of Lender.

5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower as of the date of the Securitization.

5.1.19 Intentionally Deleted.

5.1.20 Leasing Matters. Without Lender’s prior written consent, except as otherwise in the ordinary course of its business, Borrower shall not cause or permit Mortgage Borrower to cancel, terminate, abridge or materially modify the terms of any Lease, renew or extend the term of any Lease, enter into a new Lease, or permit the assignment of any Lease. Upon request, Borrower shall furnish Lender with executed copies of all Leases. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms that would materially affect Lender’s rights under the Loan Documents. Borrower shall cause Mortgage Borrower to (a) observe and perform the obligations imposed upon the landlord under the Leases in a commercially reasonable manner; (b) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved; (c) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (d) shall not execute any other assignment of landlord’s interest in the Leases or the Rents (except as contemplated by the Mortgage Loan Documents); and (e) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.

5.1.21 Alterations. Except for alterations to the Improvements in connection with the Conversion Work as approved by Lender and performed in accordance with Section 7.3 hereof, Lender’s prior written approval shall be required in connection with any alterations to any Improvements. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s or Mortgage Borrower’s financial condition, the value of the Property or the Net Operating Income, provided that such alterations are either (a) performed in connection with Restoration after the occurrence of a Casualty in accordance with the terms and provisions of the Mortgage Loan Agreement or (b) are not part of the Conversion Work, do not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, and do not have an aggregate cost in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Threshold Amount”). If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property shall at any time exceed the Threshold Amount, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other securities having a rating acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, or (iv) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution (A) having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender, and (B) that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

5.1.22 Operation of Property.

(a) Borrower shall cause Mortgage Borrower to operate the Property, in all material respects, in accordance with the Management Agreement or Replacement Management Agreement, as applicable. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly cause Mortgage Borrower to enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b) Borrower shall: (i) cause Mortgage Borrower to promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by it under the Management Agreement or Replacement Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement or Replacement Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it or Mortgage Borrower under the Management Agreement or Replacement Management Agreement; and (iv) cause Mortgage Borrower to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement or Replacement Management Agreement, in a commercially reasonable manner.

5.1.23 Condominium Status of the Property.

(a) Borrower shall cause Mortgage Borrower to, subject in all events to the terms and conditions of this Agreement, record or file all Condominium Documents (including, without limitation, the Offering Plan and all exhibits thereto required by Legal Requirements) and obtain the approval (the “Condominium Approval”) of the Condominium Division and any other necessary Governmental Authorities (i) to create a single condominium regime for all residential buildings within the Property (the “Condominium”), containing a total of 450 individual Residential Units comprising approximately 431,712 net saleable square feet

(excluding balconies and/or patios but including the net saleable square footage of the first floor balconies which the Borrower shall cause Mortgage Borrower to enclose as part of the Conversion Work) and (ii) to sell such Residential Units (collectively, the “Condominium Conversion”). Other than as set forth herein, so long as the Debt is outstanding, Borrower shall not cause or permit Mortgage Borrower to sell any Unit, or obtain a partial release of any such Unit from the Lien of the Mortgage and the other Loan Documents without the prior written consent of Lender, which consent may be withheld in Lender’s sole and absolute discretion;

(b) Borrower shall cause Mortgage Borrower to submit to the Condominium Division on or prior to sixty (60) days after the Closing Date all documents necessary to obtain the Condominium Approval including, without limitation, the Offering Plan (together with all exhibits required by applicable Legal Requirements, and the initial budget for the Condominium Conversion). If the Condominium Approval has not been obtained on or prior to the Condominium Approval Date, Borrower shall pay to Lender on the Condominium Approval Date, a fee in an amount equal to one-quarter of one percent (0.25%) of the then Outstanding Principal Balance. In addition, Borrower shall pay to Lender each month thereafter on the monthly anniversary of the Condominium Approval Date a fee in the amount of one-twelfth of one percent (0.08333%) of the Outstanding Principal Balance if the Condominium Approval has not been obtained on or prior to such monthly anniversary of the Condominium Approval Date. The fees paid to Lender pursuant to this Section 5.1.23 shall be deemed earned by Lender and shall be non-refundable and shall not be deemed to be in payment of and shall not be applied to the Outstanding Principal Balance. Notwithstanding the foregoing, if the Condominium Approval has not been obtained on or prior to the first (1st) anniversary of the Closing Date, Lender may, at its option, exercised in its sole discretion at any time thereafter by delivery of written notice to Borrower, declare the entire Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Pledge Agreement and the other Loan Documents to be immediately due and payable in full.

(c) Prior to Mortgage Borrower filing the Offering Plan for the sale of Residential Units within the Condominium or any other documents relating to the Condominium Conversion (or any amendments thereto) with the Condominium Division or offering any Residential Unit within the Condominium for sale, Borrower shall deliver to Lender the following materials and obtain Lender’s approval thereof:

(i) The Offering Plan for the sale of the Residential Units in the Condominium (with all exhibits required by Legal Requirements), in form for filing with the Condominium Division, and all other Condominium Documents and any amendments thereto, which shall be acceptable to Lender in all respects and shall, among other things, provide that Lender, if not prohibited by the Condominium Division, shall have the right, but not the obligation, to cure defaults of Mortgage Borrower under the Condominium Documents.

(ii) True, correct and complete (with an accompanying certification of Borrower to such effect) copies of all plans and specifications, construction contracts, architectural, engineering and other professional reports or agreements, and any other material reports or agreements delivered to Borrower or Mortgage Borrower or entered into or to be entered into by Borrower or Mortgage Borrower in connection with the Conversion Work;

(iii) A certification by Borrower and Mortgage Borrower, in form reasonably satisfactory to Lender, that the Condominium Documents fully and accurately disclose all matters required to be disclosed by Legal Requirements; and

(iv) Related appraisals acceptable to Lender which shall evidence that the aggregate minimum Gross Sales Proceeds of all Residential Units shall be in excess of $150,700,000.00.

(d) Borrower shall deliver to Lender, for Lender’s review and approval (which will not be unreasonably withheld or delayed), at least five (5) Business Days prior to the filing thereof with the Condominium Division, a copy of the form of the notice of intended conversion to the tenants of the Property in compliance with all Legal Requirements (the “Termination Notice”), informing such tenants of the planned Condominium Conversion and terminating their respective Leases. After obtaining Lender’s approval thereof, Borrower shall cause Mortgage Borrower to file the form of Termination Notice approved by Lender with the Condominium Division and, promptly after the approval thereof by the Condominium Division, shall cause Mortgage Borrower to deliver the Termination Notice to all tenants of the Property entitled to receive the same in compliance with the Legal Requirements therefor. Borrower shall not cause or permit Mortgage Borrower to increase the rights offered to tenants beyond the statutory minimum.

(e) Borrower shall deliver to Lender, within two (2) Business Days after receipt, copies of any and all communications between Mortgage Borrower and the Condominium Division, including, without limitation, any communications from the Condominium Division requiring Mortgage Borrower to disclose or repair certain conditions at the Property.

(f) Intentionally Deleted.

(g) Borrower shall cause Mortgage Borrower to comply with all Legal Requirements relating to the Condominium Conversion and the Condominium Documents, submit to the applicable Governmental Authorities and purchasers, if applicable, in a timely fashion subject to the terms of this Agreement (including, without limitation, Section 5.1.23(b) hereof), any required amendments to the Condominium Documents, and thereafter keep the Condominium Documents in effect continuously for so long as any Units remain unsold or the Loan remains outstanding.

(h) Intentionally Deleted.

(i) Borrower shall pay on demand all costs incurred by Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the Condominium Conversion and/or Lender’s review of any Condominium Documents.

(j) Borrower shall not cause or permit Mortgage Borrower to record any declaration of condominium with respect to the Property without Lender’s prior written consent. Lender shall, on Borrower’s written request, contemporaneously with the recording of the declaration of condominium for the Condominium in the real property records of Palm Beach County, Florida, execute a consent to the declaration of condominium in recordable form to the extent required under Section 718.104(3) of the Condominium Act, but otherwise in form and content acceptable to Lender, upon the satisfaction of the conditions enumerated below:

(i) Lender shall have received and approved in all respects each of the Condominium Documents (to the extent not previously approved in writing by Lender), which shall be in proper form for recording or filing, as necessary, in the appropriate offices;

(ii) the UCC Title Insurance Policy shall have been endorsed, to the extent requested by Lender, to insure the revised legal description of the Property and Lender shall have received such endorsement;

(iii) Mortgage Borrower shall have duly executed and delivered, or caused to be duly executed and delivered, to Lender (A) conditional assignments of Mortgage Borrower’s or the declarant’s (if the declarant under the applicable Condominium Documents is other than Mortgage Borrower) rights under the Condominium Documents in a form substantially similar to Exhibit C of the Mortgage Loan Agreement, (B) conditional resignations of the officers and members of the board of directors of the Condominium Association who have been appointed or elected by Mortgage Borrower or any Affiliate of Mortgage Borrower in a form substantially similar to Exhibit D of the Mortgage Loan Agreement, and (C) irrevocable proxies in form and substance acceptable to Lender, executed in blank, enabling Lender in its sole discretion after the occurrence and during the continuance of an Event of Default to exercise the votes held by Mortgage Borrower in the Condominium Association, each of which shall be subordinate to any corresponding assignments, resignations and proxies give to Mortgage Lender;

(iv) Lender shall have received an opinion (upon which Lender and any subsequent holder of the Note may rely and subject to assumptions and qualifications required by counsel rendering the opinion) from counsel reasonably satisfactory to Lender to the effect that (A) all requirements of any applicable statute, rule or ordinance relating to the formation of the Condominium have been duly satisfied, and assuming the recording of the declaration of condominium for such Condominium and the subordination of the Mortgage to such declaration of condominium, such Condominium has been duly and validly created and is existing in full force and effect and no filing, registration or other compliance with any federal or state securities law or other Legal Requirement will be required in connection with the sale of Units within such Condominium in the State of Florida, or if such filing is necessary, that the applicable Legal Requirement governing the same has been fully complied with, and (B) the assignment, resignations and agreements referred to in clause (iii) of this subsection have each been duly authorized, executed and delivered by the respective parties thereto and are enforceable against said parties in accordance with their respective terms;

(v) the Offering Plan for the Condominium (A) has been approved by all Governmental Authorities whose approval is required under any Legal Requirements, (B) has been accepted for recording in the real property records of Palm Beach County, Florida, and (C) has become effective;

(vi) the Condominium Association shall have furnished to Lender, at no cost or expense to Lender, a blanket fire insurance policy with extended coverage naming Lender, Mortgage Lender, Mortgage Borrower, Borrower, said Condominium Association, and purchasers of each Residential Unit within the Condominium, as their respective interests may appear, as the insureds, covering all of the Improvements within the Condominium for the full replacement value (other than foundations). Said fire insurance shall at all times be in an amount equal to 100% of the insurable value of the Improvements (other than foundations) within the Condominium and shall otherwise comply with the applicable conditions contained in Section 6.1 of this Agreement;

(vii) Lender shall have received Approved Sale Contracts with respect to at least twenty percent (20%) of the Residential Units, for which there are no conditions upon the Contract Vendee’s obligations to perform except for rights of rescission or contingencies required by Legal Requirements and the filing or recording of the declaration of condominium; and

(viii) Lender shall have received such other information, documentation or agreements as Lender shall reasonably request.

5.1.24 Matters Concerning Associations and Condominiums.

(a) Borrower shall not cause or permit Mortgage Borrower or its designees on the board of directors (a “Board”) of the Condominium Association established under any Condominium Documents to consent to any amendment, modification or supplement to or termination of any Condominium Documents without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed.

(b) Unless and to the extent that Mortgage Borrower is lawfully excused from the obligation to pay Assessments and similar charges attributable to any of the Property owned by Mortgage Borrower or sufficient funds have been deposited with Lender for such purpose pursuant to Section 7.4 hereof, Borrower shall cause Mortgage Borrower to timely pay all Assessments levied against the portion of the Property then owned by Mortgage Borrower pursuant to any Condominium Documents as the same shall become due and payable, and Borrower hereby covenants that, for so long as Borrower’s obligations under the Loan are outstanding, Borrower shall not cause of permit Mortgage Borrower to exercise any right to, or otherwise elect to, guaranty to any master owners association or the Condominium Association, or indemnify any such Condominium Association for, expenses incurred by such association in lieu of paying any Assessments that would otherwise be due and payable by Mortgage Borrower.

(c) Borrower shall cause Mortgage Borrower to comply in all respects with all of the terms, covenants and conditions on Mortgage Borrower’s part to be complied with pursuant to any Condominium Documents and any rules and regulations that may be adopted pursuant thereto, as the same shall be in force and effect from time to time.

(d) Borrower shall cause Mortgage Borrower to take all actions as may be necessary from time to time to preserve and maintain the Property in accordance with the securities and condominium laws of the State of Florida and the rules and regulations pertaining thereto.

(e) Borrower shall not, without the prior written consent of Lender, cause or permit Mortgage Borrower to take (and shall cause Mortgage Borrower to assign to Lender any right it may have to take) any action to terminate the condominium property regime of the Property, withdraw all or any portion of the Property from the condominium laws of the State of Florida and the rules and regulations pertaining thereto, or cause a partition of any portion of the Property.

(f) Borrower shall not, without the prior written consent of Lender, except as expressly provided in the Loan Documents, cause or permit Mortgage Borrower to exercise any right Mortgage Borrower may have to vote for (i) the expenditure of Insurance Proceeds or Condemnation Proceeds for the Restoration of all or any portion of the Property, (ii) any additions or improvements to the common elements of the Condominium, except to the extent such additions or improvements are required by law or are contemplated under Section 7.3 hereof, or (iii) any borrowing on behalf of the Condominium Association.

(g) Borrower shall seek Lender’s review and obtain Lender’s prior written approval, such approval not to be unreasonably withheld or delayed, of Mortgage Borrower’s agreement (as evidenced by the actions of Mortgage Borrower’s designees on any Board or by any vote of Mortgage Borrower in its capacity as the developer of the Condominium or as a Unit owner) to any engagement of or change of managing agent and any amendment to the management agreement for the operation of the Property or any part thereof, as well as the original and any revision of any operating and/or capital budgets (provided that any manager of the Property approved by Lender shall be deemed to be approved for this purpose). Lender shall have the right to receive notice of and attend all non-executive meetings of any Board.

(h) Borrower shall obtain, or cause Mortgage Borrower and/or the Condominium Association to obtain, comprehensive all risk insurance (A) in an amount equal to one hundred percent (100%) of the “Unit Full Replacement Cost”, which for purposes of this Agreement shall mean, with respect to any Units owned by Mortgage Borrower, actual replacement value of the improvements, betterments and personal property located in such Units; (B) containing an agreed amount endorsement with respect to the improvements, betterments and personal property at the Units waiving all co-insurance provisions; and (C) providing for no deductible in excess of Ten Thousand and No/100 Dollars ($10,000.00) for all such insurance coverage.

(i) Borrower shall not, without the prior written consent of Lender, cause or permit Mortgage Borrower to convey any portion of the Property to the Condominium Association, provided, however, that Mortgage Borrower may transfer to the Condominium Association the Property to be transferred to the Condominium Association pursuant to a declaration of condominium approved by Lender contemporaneously with the sale of the first Residential Unit in accordance with the terms hereof.

5.1.25 Sales of Residential Units.

(a) Subject to the terms and conditions set forth herein, Borrower may consent to Mortgage Borrower entering into contracts for the sale of Residential Units located within the Condominium provided that Mortgage Borrower has received authorization to do so from the Condominium Division and each of said contracts is in full compliance with the terms and conditions hereof and with the terms and provisions of the Offering Plan and the other Condominium Documents, and provided further that all of the following conditions shall have been satisfied (each such contract complying with the terms hereof shall be referred to herein as an “Approved Sales Contract”):

(i) such contract is with a bona fide purchaser of a Residential Unit who is not an Affiliate of Borrower, Mortgage Borrower or Guarantor (a “Contract Vendee”);

(ii) such contract shall not be with a Contract Vendee who would be acquiring more than five (5) Residential Units without the prior written consent of Lender;

(iii) the sale price is greater than or equal to the Minimum Release Price for such Residential Unit;

(iv) such contract shall provide for an “all cash sale” (it being understood that if a Residential Unit is financed by a third party lender, the same shall constitute an “all cash sale”), payable in full by bank or certified check or wire transfer of immediately available funds at closing;

(v) such contract shall not materially deviate from the form contract of sale which was submitted by Borrower to and approved in writing by Lender and the Condominium Division;

(vi) Borrower shall deliver to Lender a true and correct copy of such contract within five (5) Business Days after the execution of such contract;

(vii) such contract shall require the Contract Vendee to deposit with the escrow agent a cash amount equal to not less than the Contract Deposit Minimum and shall provide that such amount shall be retained by Mortgage Borrower as liquidated damages upon default beyond all applicable grace, notice and cure periods by the Contract Vendee of its purchase obligation under such contract;

(viii) such contract shall not be subject to any conditions upon the Contract Vendee’s obligation to perform thereunder (except for financing contingencies, customary title conditions, rights of rescission or contingencies required by Legal Requirements, and the filing or recording of the declaration of condominium);

(ix) such contract shall not be with the Condominium Association established in conjunction with the Condominium Conversion without the prior written consent of Lender; and

(x) Mortgage Borrower and any escrow agent satisfying the criteria set forth in Section 5.1.25(e) hereof engaged by Mortgage Borrower to act in connection with the marketing and sale of Residential Units within the Condominium shall have entered into a Collateral Assignment of Condominium Documents, Contracts, Contract Deposits and Sale Proceeds substantially in the form attached as Exhibit G to the Mortgage Loan Agreement, which shall be subordinate to any corresponding assignment given to Mortgage Lender, and Borrower shall have delivered to Lender two (2) fully executed counterpart originals such document.

(b) Borrower shall not, without the prior written consent of Lender in each instance, cause or permit Mortgage Borrower to, modify, amend, supplement or terminate any Approved Sales Contract.

(c) Borrower shall promptly notify Lender of all matters of which Borrower or Mortgage Borrower has received notice, or has been placed on inquiry which may indicate, that a default by Mortgage Borrower under, or variance from, or noncompliance with any Approved Sales Contract or Condominium Document exists or is about to occur, and Borrower shall cause Mortgage Borrower to do all such acts and undertake all such steps and institute all such proceedings as shall be reasonably necessary to cure or avert such default, variance or noncompliance and will promptly forward to Lender any notices Borrower or Mortgage Borrower receives in regard to any of the foregoing matters.

(d) Any sale of a Residential Unit shall (i) be in full compliance with all applicable Legal Requirements, including, without limitation, the Magnuson-Moss Warranty Act, the Federal Reserve Board Regulations ”B” (Equal Credit Opportunity Act) and “Z” (Truth-in-Lending), the Interstate Land Sales Full Disclosure Act and the Department of Housing and Urban Development Regulation ”X” (RESPA), and any requirement for such Unit to have a certificate of occupancy (or such equivalent certificate as may be issued by the jurisdiction in which the Property is located), (ii) not be considered the sale of a security under the Securities Act of 1933, and (iii) be in compliance with the applicable Condominium Documents.

(e) All deposits made by purchasers of Residential Units shall be deposited into an escrow account with an escrow agent authorized to act as such under the laws of the State of Florida and acceptable to Lender in its discretion pursuant to an escrow agreement acceptable to Lender in all respects and in accordance with all applicable Legal Requirements. Borrower shall not cause or permit mortgage Borrower to release or use any such deposits or any portion thereof for costs incurred in connection with the construction of any improvements or for any other purposes, it being the intent that the full amount of each deposit shall be held in escrow until such time as (i) the Residential Unit with respect to which the same has been deposited has been conveyed to a Contract Vendee in accordance with the Loan Documents, or (ii) the Contract Vendee thereunder properly cancels its Approved Sales Contract (in which case such deposit shall be refunded to the Contract Vendee), or (iii) the Contract Vendee has defaulted and Mortgage Borrower is entitled to the same (in which case such sum, to the extent of Mortgage Borrower’s rights in the same, shall promptly be paid to (A) if the Mortgage Loan is outstanding, to Mortgage Lender to be applied to the Outstanding Principal Balance and the Mortgage Outstanding Principal Balance in accordance with Section 2.3.2 of the Mortgage Loan Agreement or (B) if the Mortgage Loan has been paid in full, to Lender to be applied to the Outstanding Principal Balance in accordance with Section 2.3.2 hereof.

(f) All expenses incurred by Lender with respect to Residential Unit sales and releases (including, without limitation, the reasonable fees and disbursements of Lender’s counsel) shall be paid by Borrower.

(g) If Mortgage Borrower has employed the services of a Sales Agent, Borrower shall cause Mortgage Borrower to delivered to Lender two (2) counterpart originals of an Assignment of Sales Agency Agreement in a form substantially similar to the form attached as Exhibit H to the Mortgage Loan Agreement, fully executed by Mortgage Borrower and the Sales Agent, which assignment shall be subordinate to any corresponding assignment given to Mortgage Lender.

5.1.26 Conditions to Sale. Borrower shall not cause or permit Mortgage Borrower to convey any Unit except for a Residential Unit and then only upon the prior written consent of Lender and satisfaction of each of the conditions set forth in Section 5.1.25 and this Section 5.1.26. Upon the conveyance of a Residential Unit, Lender shall at the closing of such conveyance grant its consent to the conveyance of such Residential Unit upon Borrower’s satisfaction of each of the following conditions:

(a) No Default or Event of Default shall then exist and be continuing;

(b) Mortgage Borrower shall have entered into Approved Sales Contracts (which shall not be subject to any conditions upon the Contract Vendee’s obligation to perform thereunder other than the filing or recording of the declaration of condominium) for the sale of twenty percent (20%) of the Residential Units and Mortgage Borrower shall have entered into additional Approved Sales Contracts with respect to (i) ten percent (10%) of the Residential Units, which are scheduled to close within thirty (30) days following the first sale of a Residential Unit and (ii) twenty percent (20%) in the aggregate (inclusive of Approved Sales Contracts set forth in clause (i) above) which are scheduled to close within sixty (60) days after the first sale of a Residential Unit (the “Pre-Sale Requirements”);

(c) Lender shall receive not less than five (5) Business Days’ prior written notice of each proposed closing of the sale of any Residential Unit, which notice shall, for each such Residential Unit proposed to be released, (i) specifically identify the Residential Unit to be released, the purchase price, the anticipated Gross Sales Proceeds, itemized Sale Expenses, any portion of the purchase price applicable to upgrades or extras, and the proposed closing date, and (ii) include a copy of the Approved Sales Contract (if not previously delivered to Lender) and a draft of the closing statement in respect to such Residential Unit sale; and (iii) include drafts of all consent and release documentation requested of Lender, in a form previously approved by Lender. Lender shall have the right to be represented at such closings, at the sole cost and expense of Borrower if Lender determines, in Lender’s reasonable discretion, that such representation is in Lender’s interest;

(d) contemporaneously with such consent, there shall be a sale of such Residential Unit pursuant to an Approved Sales Contract;

(e) Borrower shall have placed, or caused to be placed by the purchaser of such Residential Unit, into escrow with Mortgage Lender into a tax and insurance escrow account under the Mortgage Loan Documents (or if the Mortgage Loan shall have been paid in full, with Lender in the Tax and Insurance Escrow Account) an amount equal to the Taxes that will, in Lender’s reasonable determination, be due and payable prior to the institution of a tax lot for such Residential Unit separate and distinct from the tax lot or lots applicable to the remaining portion of the Property encumbered by the lien of the Mortgage;

(f) the conveyance to the transferee of such Residential Unit, will not violate any applicable zoning or subdivision laws;

(g) Lender shall concurrently receive in cash or by wire transfer of immediately available funds or by certified or bank check payable to Lender its applicable share of the Required Release Price as set forth in Section 2.3.2 hereof for such Residential Unit which shall be applied to reduce the Outstanding Principal Balance in accordance with Section 2.3.2 hereof; and

(h) Lender shall have received such other documents, certificates, instruments, opinions or assurances as Lender may reasonably request.

Within five (5) Business Days after each closing of the conveyance of a Residential Unit, Borrower shall deliver to Lender a true and complete copy of the closing statement (which shall be true, correct and complete) signed by Mortgage Borrower and the purchaser in respect to such Residential Unit sale.

5.1.27 Conversion Work. Notwithstanding anything contained in this Agreement to the contrary, Borrower shall cause Mortgage Borrower to commence the Conversion Work promptly after the Closing Date and shall thereafter proceed with all due diligence and continuity to complete the Conversion Work and Borrower shall cause Mortgage Borrower to complete each component of the Conversion Work no later than (a) the applicable completion date therefor set forth in the Conversion Work Budget and Schedule, unless any delay in completion of the Conversion Work is the result of labor strikes, material shortages, inclement weather or other causes of delay beyond the reasonable control of Mortgage Borrower, or (b) in the case of any Conversion Work relating to an individual Residential Unit, no later than the date required under the Approved Sales Contract relating to such Residential Unit, if sooner. For purposes of this Section 5.1.27, “complete” means that (i) the applicable component of the Conversion Work has been substantially completed in accordance with the applicable Conversion Plans and Specifications and any change orders approved by Lender and in compliance with all Legal Requirements, and (ii) Lender has received evidence satisfactory to Lender that all sums due in connection with such component of the Conversion Work (less any Conversion Retainage applicable thereto held by Lender) have been paid in full (or statutorily bonded) and that no party claims or has a right to claim any statutory or common law Lien against the Property arising out of the performance of such component of the Conversion Work or the supplying of labor, material, and/or services in connection therewith.

5.1.28 Sales Agency.

(a) Prior to the Condominium Conversion, Borrower shall cause Mortgage Borrower to enter into, and promptly thereafter forward to Lender a copy of, a Sales Agency Agreement, which Sales Agency Agreement shall be satisfactory in form and substance to Lender. The fee payable to the Sales Agent shall not exceed five percent (5.00%) of the Gross Sales Proceeds received from each Residential Unit sold. The Sales Agency Agreement shall also provide that all of Sales Agent’s rights under the Sales Agency Agreement are subordinate to the Lien of the Mortgage and the Pledge Agreement and the rights of Lender. Concurrently with the execution of any Sales Agency Agreement, Borrower shall deliver to Lender two (2) counterpart originals of an Assignment of Sales Agency Agreement in a form substantially similar to the form attached as Exhibit E to the Mortgage Loan Agreement, fully executed by Mortgage Borrower and the Sales Agent, which assignment shall be subordinate to any corresponding assignment given to Mortgage Lender. In no event shall any broker fee or commission relating to the sale of any Residential Unit be paid to Borrower or Mortgage Borrower or any Affiliate of Borrower or Mortgage Borrower.

(b) Borrower shall cause Mortgage Borrower to: (i) promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by it under the Sales Agency Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Sales Agency Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each business plan received by it under the Sales Agency Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Sales Agent under the Sales Agency Agreement in a commercially reasonable manner.

5.1.29 Licenses. After the Closing Date, Borrower shall not cause or permit Mortgage Borrower to permit any certificate of use or certificate of occupancy applicable to the Property to expire without the renewal thereof and shall cause Mortgage Borrower to diligently take all actions as may be necessary to obtain, maintain in effect and renew, as required, all Licenses necessary for the operation and occupancy of the Property for its Intended Use.

5.1.30 Mortgage Loan Reserve Funds. Borrower shall cause Mortgage Borrower to deposit and maintain each of the Mortgage Loan Reserve Funds as more particularly set forth in Article VII of the Mortgage Loan Agreement and to perform and comply with all the terms and provisions relating thereto. Borrower grants to Lender a first-priority perfected security interest in Borrower’s interest in each of the Mortgage Loan Reserve Funds, if any, subject to the prior rights of Mortgage Lender, and any and all monies now or hereafter deposited in each Mortgage Loan Reserve Fund as additional security for payment of the Debt to the extent Borrower has an interest in same. Subject to the qualifications regarding Mortgage Lender’s interest in the Mortgage Loan Reserve Funds, if any, until expended or applied in accordance with the Mortgage Loan Documents or the Loan Documents, Borrower’s interest in the Mortgage Loan Reserve Funds shall constitute additional security for the Debt and upon the occurrence of an Event of Default, Lender may, in addition to any and all other remedies available to Lender, apply any sums then present in any or all of the Mortgage Loan Reserve Funds to the payment of the Debt in any order in its sole discretion.

5.1.31 Notices. Borrower shall give notice, or cause notice to be given to Lender promptly upon the occurrence and during the continuance of an Event of Default and upon any and all the following:

(a) any Default, Mortgage Loan Default or Mortgage Loan Event of Default;

(b) any default or event of default under any Contractual Obligation of Borrower, or, to the knowledge of Borrower, Mortgage Borrower, General Partner, Principal or Guarantor that could reasonably be expected to have a material adverse effect on Borrower, Mortgage Borrower, the ability of Borrower to perform under the Loan Documents, the ability of Mortgage Borrower to perform under the Mortgage Loan Documents or the rights and remedies of Lender under the Loan Documents;

(c) a change in the business, operations, property or financial or other condition of Borrower, or, to the knowledge of Borrower, Mortgage Borrower, General Partner, Principal or Guarantor which could reasonably be expected to have a material adverse effect on Borrower, Mortgage Borrower, the ability of Borrower to perform under the Loan Documents, the ability of Mortgage Borrower to perform under the Mortgage Loan Documents or the rights and remedies of Lender under the Loan Documents.

5.1.32 Special Distributions. On each date on which amounts are required to be disbursed to the Mezzanine Cash Management Account pursuant to the terms of the Mortgage Cash Management Agreement or are required to be paid to Lender under any of the Loan Documents, Borrower shall exercise its rights under its organizational documents to cause Mortgage Borrower to make to Borrower a distribution in an aggregate amount such that Lender shall receive the amount required to be disbursed to the Mezzanine Cash Management Account or otherwise paid to Lender on such date.

5.1.33 Curing. Lender shall have the right, but shall not have the obligation (a) to cure a Mortgage Loan Default or Mortgage Loan Event of Default and (b) to satisfy any Liens, claims or judgments against the Property (except for Liens permitted by the Mortgage Loan Documents). Borrower shall reimburse Lender on demand for any and all costs incurred by Lender in connection with curing any such Mortgage Loan Default or Mortgage Loan Event of Default or satisfying any Liens, claims or judgments against the Property.

5.1.34 Mortgage Borrower Covenants. Borrower shall cause Mortgage Borrower to comply with all obligations with which Mortgage Borrower has covenanted to comply under the Mortgage Loan Agreement and all other Mortgage Loan Documents (including, without limitation, those certain affirmative and negative covenants set forth in Article V of the Mortgage Loan Agreement) unless otherwise consented to in writing by Lender.

Section 5.2 Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Operation of Property.

(a) Borrower shall not, without Lender’s prior consent (which consent shall not be unreasonably withheld) cause or permit Mortgage Borrower to: (i) subject to Section 9.5 hereof, surrender, terminate or cancel the Management Agreement; provided, that Mortgage Borrower may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges fees or other compensation under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(b) Following the occurrence and during the continuance of an Event of Default, Borrower shall not cause or permit Mortgage Borrower to exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.

5.2.2 Liens. Borrower shall not and shall not cause or permit Mortgage Borrower to create, incur, assume or suffer to exist any Lien on any portion of the Property or the Collateral or permit any such action to be taken, except:

(i) Permitted Encumbrances;

(ii) Liens created by or permitted pursuant to the Mortgage Loan Documents or Loan Documents; and

(iii) Liens for Taxes or Other Charges not yet due.

5.2.3 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation, consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership of the Collateral, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction, or (e) cause Mortgage Borrower, Principal, or General Partner to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which Mortgage Borrower, Principal, or General Partner would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction, in each case, without obtaining the prior consent of Lender.

5.2.4 Change in Business. Borrower shall not cause Mortgage Borrower to enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Borrower shall not enter into any line of business other than the ownership of the Collateral, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business. Borrower shall not permit or cause Mortgage Borrower to cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Mortgage Borrower by any Person, except for adequate consideration and in the ordinary cause of Mortgage Borrower’s business.

5.2.6 Zoning. Borrower shall not initiate or cause Mortgage Borrower to initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance, or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, in each case, without the prior written consent of Lender.

5.2.7 No Joint Assessment. Borrower shall not cause or permit Mortgage Borrower to suffer, permit or initiate the joint assessment of all or any portion of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.2.8 Principal Place of Business and Organization. Borrower shall not change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender at least thirty (30) days prior notice. Borrower shall not change the place of its organization as set forth in Section 4.1.28 without the prior written consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.

5.2.9 ERISA.

(a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or

(C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e).

5.2.10 Transfers.

(a) Borrower acknowledges that Lender has examined and relied on the experience of (i) Borrower and/or Mortgage Borrower and its general partners, members, principals and (if Borrower is a trust) beneficial owners, as applicable, in owning the Collateral and (ii) Mortgage Borrower and its general partners, members, principals in owning the Property, in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Collateral and Mortgage Borrower’s ownership of the Property as a means of maintaining the value of the Collateral as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Collateral so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Collateral.

(b) Without the prior written consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Collateral, the Property or any part thereof or any legal or beneficial interest therein, or (ii) permit a Sale or Pledge of an interest in all or any portion of the Collateral or the Property or in any Restricted Party (collectively, a “Transfer”), other than (x) pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20 hereof, (y) the disposition of Equipment and other Personal Property pursuant to the replacement thereof or otherwise in the ordinary course of the operation of the Property, and (z) the approved sale of Residential Units pursuant to an Offering Plan which is otherwise in accordance with the terms and provisions of this Agreement, including, without limitation, Section 5.1.25 hereof.

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or Collateral, or any part thereof, for a price to be paid in installments; (ii) an agreement by Mortgage Borrower leasing all or substantially all of the Property, or a sale, assignment or other transfer of, or the grant of a security interest in, Mortgage Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.

(d) Notwithstanding the provisions of this Section 5.2.10, but subject to the last two sentences of this Section 5.2.10(d), the following transfers shall not be deemed to be a Transfer: (i) the sale or transfer, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock in a Restricted Party; including, without limitation transfers to immediate family members for estate planning purposes; provided, however, no such sales or transfers shall result in the change of control in the Restricted Party, and as a condition to each such sale or transfer, Lender shall receive not less than thirty (30) days prior notice of such proposed sale or transfer, (ii) the sale or transfer, in one or a series of transactions, of not more than forty-nine percent (49%) of the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party including, without limitation transfers to immediate family members for estate planning purposes; provided, however, no such sales or transfers shall result in the change of control in the Restricted Party, and as a condition to each such sale or transfer, Lender shall receive not less than thirty (30) days’ prior notice of such proposed sale or transfer, (iii) the transfer or pledge of partnership interests in Borrower between GEBAM, Inc. (“GEBAM”) and Stoltz Mizner Court, L.P. pursuant to the removal, buy-sell, and right of first offer provisions of the Limited Partnership Agreement of Borrower (as amended from time to time, the “Borrower LP Agreement”), so long as either GEBAM or Morris L. Stoltz, II retains, directly or indirectly, at least a fifty-one percent (51%) interest in Borrower and controls Borrower and as a condition to each such transfer or pledge, Lender shall receive not less than thirty (30) days prior written notice, (iv) the transfer or pledge by GEBAM of its partnership interest in Borrower to any Person so long as General Electric Capital Corporation, a Delaware corporation (“GECC”) retains, directly or indirectly, at least a fifty-one percent (51%) interest in Borrower and either GECC and/or Morris L. Stoltz, II retains, directly or indirectly, control of Borrower and as a condition to each such transfer or pledge, Lender shall receive not less than thirty (30) days prior written notice, and (v) the transfer or pledge of the direct or indirect ownership interests in GEBAM to any Person so long as GECC retains, directly or indirectly, at least a fifty-one percent (51%) interest in GEBAM and control of GEBAM and as a condition to each such transfer or pledge, Lender shall receive not less than thirty (30) days prior written notice. In addition, at all times, Morris L. Stoltz, II and/or GECC must continue to control Borrower, Mortgage Borrower, Guarantor and any Affiliated Manager, and own, directly or indirectly, at least a fifty-one percent (51%) interest in Mortgage Borrower, Borrower and any

Affiliated Manager. Notwithstanding anything to the contrary contained in this Section 5.2.10, for so long as the Loan is outstanding, a transfer of any direct interest in Mortgage Borrower shall not be permitted.

(e) Borrower shall not consent to a Transfer of the Property without the prior written consent of Lender, which consent shall not be unreasonably withheld if the following conditions are satisfied: (i) a modification of the terms hereof, the Note, the Pledge Agreement or the other Loan Documents as reasonably determined by Lender; (ii) an assumption of this Agreement, the Note, the Pledge Agreement and the other Loan Documents as so modified by the proposed owner of the interest in the transferee, subject to the provisions of Section 9.4 hereof; (iii) payment of all of fees and expenses incurred in connection with such Transfer including, without limitation, the cost of any third party reports, legal fees and expenses, Rating Agency fees and expenses or required legal opinions; (iv) the payment of a non-refundable $5,000 application fee and an assumption fee equal to Lender’s internal costs of processing such application for consent to a Transfer with regard to the first Transfer, if any, and one percent (1%) of the Outstanding Principal Balance with regard to any subsequent Transfers; (v) the delivery of a nonconsolidation opinion reflecting the proposed Transfer satisfactory in form and substance to Lender; (vi) the proposed transferee’s and its member or partner, as applicable, continued compliance with the representations and covenants set forth in Section 4.1.30 and Section 5.2.9 hereof; (vii) the delivery of evidence satisfactory to Lender that the single purpose nature and bankruptcy remoteness of Borrower, its shareholders, partners or members, as the case may be, following such Transfers are in accordance with the then current standards of Lender and the Rating Agencies; (viii) prior to any release of the Guarantor, a substitute guarantor reasonably acceptable to Lender shall have assumed the Guaranties executed by Guarantor or executed replacement guaranties reasonably satisfactory to Lender; (ix) if required by Lender, confirmation in writing from the Rating Agencies to the effect that such Transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization; or (x) such other conditions as Lender shall determine in its reasonable discretion to be in the interest of Lender, including, without limitation, the creditworthiness, reputation and qualifications of the transferee with respect to the Loan, the Collateral and the Property. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Obligations immediately due and payable upon a Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

5.2.11 Limitations on Distributions. Following the occurrence and during the continuance of an Event of Default, neither Borrower nor Principal shall make any distributions to its partners or shareholders.

5.2.12 Other Limitations. Prior to the payment in full of the Debt, neither Borrower nor any of its Affiliates shall, without the prior written consent of Lender (which may be furnished or withheld at its sole and absolute discretion), give its consent or approval to any of the following actions or items:

(a) except as permitted by Lender herein (i) any refinance of the Mortgage Loan, (ii) any prepayment in full or in part of the Mortgage Loan, or (iii) any action in connection with or in furtherance of the foregoing;

(b) creating, incurring, assuming or suffering to exist any additional Liens on any portion of the Property except for Permitted Encumbrances;

(c) any modification, amendment, consolidation, spread, restatement, waiver or termination of any of the Mortgage Loan Documents;

(d) the distribution to the partners, members or shareholders of Mortgage Borrower of property other than cash; or

(e) except as required by the Mortgage Loan Documents, any determination to restore the Property after a Casualty or Condemnation.

5.2.13 Contractual Obligations. Other than the Loan Documents, neither Borrower nor any of its assets shall be subject to any Contractual Obligations, and Borrower shall not enter into any agreement, instrument or undertaking by which it or its assets are bound, except for such liabilities, not material in the aggregate, that are incidental to its activities as a limited partner of Mortgage Borrower, or as a shareholder of General Partner.

ARTICLE 6

INSURANCE; CASUALTY; CONDEMNATION

Section 6.1 Insurance. (a) Borrower shall cause Mortgagor Borrower to maintain at all times during the term of the Loan the Policies required under Section 6.1 of the Mortgage Loan Agreement, including, without limitation, meeting all insurer requirements thereunder. In addition, Borrower shall cause Lender to be named as an additional named insured under each of the Policies described in Sections 6.1(a)(ii), (v), (vii), (viii), (ix) and (x) of the Mortgage Loan Agreement. In addition, Borrower shall cause Lender to be named as a named insured together with Mortgage Lender, as their interest may appear, under the Policies required under Sections 6.1(a)(i), (iii), (iv) and (vi) of the Mortgage Loan Agreement. Borrower shall also cause all insurance policies required under this Section 6.1 to provide for at least thirty (30) days prior notice to Lender in the event of policy cancellation or material changes. Borrower shall provide Lender with evidence of all such insurance required hereunder on or before the date on which Mortgage Borrower is required to provide such evidence to Mortgage Lender.

(b) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and shall bear interest at the Default Rate.

Section 6.2 Casualty and Condemnation.

6.2.1 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall cause Mortgage Borrower to promptly commence and diligently prosecute the completion the Restoration of the Property to the extent possible to the condition the Property was in immediately prior to such Casualty with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 of the Mortgage Loan Agreement. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower or Mortgage Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than Five Hundred Thousand and No/100 Dollars ($500,000) and Borrower shall cause Mortgage Borrower to deliver to Lender all instruments required by Lender to permit such participation.

6.2.2 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding in respect of Condemnation and shall cause Mortgage Borrower to deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time cause Mortgage Borrower to deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, cause Mortgage Borrower to diligently prosecute any such proceedings, and shall cause Mortgage Borrower to consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to perform the Obligations at the time and in the manner provided in this Agreement and the other Loan Documents and the Outstanding Principal Balance shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Obligations. Lender shall not be limited to the interest paid on the Award by the applicable Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a Governmental Authority, Borrower shall cause Mortgage Borrower to promptly commence and diligently prosecute Restoration and otherwise comply with the provisions of Section 6.4 of the Mortgage Loan Agreement. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

6.2.3 Restoration. Borrower shall, or shall cause Mortgage Borrower to, deliver to Lender all reports, plans, specifications, documents and other materials that are delivered to Mortgage Lender under Section 6.4 of the Mortgage Loan Agreement in connection with the Restoration of the Property after a Casualty or Condemnation.

ARTICLE 7

RESERVE FUNDS

Section 7.1 Tax and Insurance Escrow Funds. Subject to Section 7.1.1 hereof, on the Closing Date, Borrower shall deposit with Lender $844,084.88 on account of Taxes and $200,000.00 on account of Insurance Premiums. Additionally, Borrower shall pay to Lender on each Payment Date, one-twelfth of the Taxes and Insurance Premiums that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Insurance Premiums at least thirty (30) days prior to their respective due dates (the foregoing amounts deposited with Lender on the date hereof and in accordance with this sentence are hereinafter called the “Tax and Insurance Escrow Funds”), which amounts shall be deposited into an account established to hold such funds pursuant to the Mezzanine Cash Management Agreement (the “Tax and Insurance Escrow Account”). Provided no Event of Default shall have occurred and be continuing, Lender will apply the Tax and Insurance Escrow Funds to payments of Taxes and Insurance Premiums required to be made by Mortgage Borrower and/or Borrower pursuant to Section 5.1.2 hereof. In making any payment relating to the Tax and Insurance Escrow Funds, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. Any amount remaining in the Tax and Insurance Escrow Funds after the Debt has been paid in full shall be returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property. If at any time Lender reasonably determines that the Tax and Insurance Escrow Funds are not or will not be sufficient to pay Taxes at least thirty (30) days prior to their respective due dates and Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, Lender shall notify Borrower of such determination and Borrower shall deposit with Lender within ten (10) days thereafter the amount of such deficiency determined by Lender.

7.1.1 Waiver of Tax Escrow. Borrower shall be relieved of its obligation to make deposits of Tax and Insurance Escrow Fund under Section 7.1 above, provided that (a) Mortgage Borrower is required to and does make monthly deposits to a tax escrow account under the Mortgage Loan, and (b) Lender receives evidence acceptable to it of the making of such deposits and of the payment of all such Taxes.

Section 7.2 Interest Reserve.

7.2.1 Deposit of Interest Reserve Funds. On the Closing Date, Borrower shall deposit with Lender the amount of $811,030.27 for the purpose of establishing a reserve fund to pay Debt Service that will be due and payable by Borrower under this Agreement and the Note during the initial term of the Loan. The foregoing amounts shall be deposited on the date hereof and on each Payment Date in an account established to hold such funds pursuant to the Mezzanine Cash Management Agreement (the “Interest Reserve Account”). Amounts deposited from time to time in the Interest Reserve Account pursuant to this Section 7.2.1 are referred to herein as the “Interest Reserve Funds” and shall be disbursed to fund the Monthly Interest Payments from time to time in accordance with Section 7.2.2 hereof.

7.2.2 Release of Interest Reserve Funds. So long as no Event of Default shall have occurred and be continuing, subject to Section 7.2.3 below, if on any Payment Date, commencing on December 9, 2005 and continuing thereafter through and including the Maturity Date, the funds available in the Mezzanine Cash Management Account to pay the Monthly Interest Payment due on such Payment Date pursuant to Sections 2.6.4(a)(ii) or 2.6.4(b)(iii) hereof are not sufficient to pay the full amount of the Monthly Interest Payment then due, Lender shall, without the necessity of notifying Borrower, disburse a portion of the Interest Reserve Funds on such Payment Date in an amount equal to such deficiency, and the same shall be applied to payment of the Monthly Interest Payment then due pursuant to the terms of this Agreement. Borrower agrees and acknowledges that neither the insufficiency of the amount of, nor the unavailability of, the Interest Reserve Funds is intended to, and shall therefore not, constitute a limitation on the obligation of Borrower to pay the Monthly Interest Payments under this Agreement. Borrower shall promptly upon the demand of Lender make additional deposits to the Interest Reserve Account as Lender may from time to time require in order to ensure the availability of sufficient funds in the Interest Reserve Account to pay the Monthly Interest Payments coming due under the Loan. Upon full payment of the Debt in accordance with the Loan Documents, the balance of the Interest Reserve Funds then in Lender’s possession, if any, shall be paid over to Borrower and no other party shall have any right or claim thereto.

7.2.3 Minimum Balance. Notwithstanding anything contained in this Section 7.2 to the contrary, the Interest Reserve Funds on deposit in the Interest Reserve Account shall at all times be in an amount at least equal to $93,000 (the “Minimum Balance”), and if at any time the balance of the Interest Reserve Funds contained in the Interest Reserve Account shall be equal to or less than the Minimum Balance, Lender shall cease making disbursements of Interest Reserve Funds as contemplated by Section 7.2.2 above until the date on which additional funds have been deposited into the Interest Reserve Account so that the balance thereof exceeds the Minimum Balance whereupon Lender shall resume making such disbursements (provided that the foregoing provisions of this Section 7.2.3 shall be applicable if the balance in the Interest Reserve Account is again reduced to the Minimum Balance).

7.2.4 Payment Obligation. Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service required to be paid by Borrower hereunder shall be deemed satisfied to the extent sufficient amounts in excess of the Minimum Balance are contained in the Interest Reserve Account to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 7.3 Conversion Work Reserve.

7.3.1 Deposits to Conversion Work Reserve. Borrower shall perform the work at the Property to effectuate the Condominium Conversion as set forth in the Conversion Work Budget and Schedule and in any plans, specifications, engineering and other professional reports and any architect’s, engineer’s, construction and other material agreements relating thereto submitted to and approved by Lender in its reasonable discretion (the “Conversion Plans and Specifications”) so that the Property contains a total of 450 individual Residential Units, comprising approximately 431,712 net saleable square feet (excluding balconies and/or patios but including the 9,000 net saleable square footage of the first floor balconies the Mortgage Borrower shall enclose as part of the Conversion Work), all of which work is hereinafter referred to as “Conversion Work”. Subject to Section 7.3.5 hereof, on the Closing Date, Borrower shall deposit with Lender the amount of $8,037,641.00 to perform the Conversion Work (the “Conversion Work Reserve Funds”), which Conversion Work Reserve Funds shall be deposited into an account established to hold such funds pursuant to the Mezzanine Cash Management Agreement (the “Conversion Work Reserve Account”). If at any time Lender reasonably determines that the Conversion Work Reserve Funds are not or will not be sufficient to pay the cost of completing all of the Conversion Work, Lender shall notify Borrower of such determination and Borrower shall deposit with Lender within ten (10) days thereafter the amount of such deficiency determined by Lender.

7.3.2 Release of Conversion Work Reserve Funds.

(a) Lender shall disburse the Conversion Work Reserve Funds to Borrower for disbursement to Mortgage Borrower out of the Conversion Work Reserve Account upon satisfaction by Borrower of each of the following conditions with respect to each such disbursement: (i) such disbursement is for approved Conversion Work in accordance with the Conversion Work Budget and Schedule (including for the purpose of paying deposits for certain equipment and services set forth in the Conversion Work Budget and Schedule so long as the aggregate amount of such deposits shall not exceed $350,000.00); (ii) Borrower shall submit a request for payment (subject to the provisions of Section 7.3.3 below) to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made, which request shall specify the approved Conversion Work to be paid; (iii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, and (iv) Lender shall have received (1) an Officer’s Certificate from Borrower (A) stating that the items to be funded by the requested disbursement are approved Conversion Work, and a description thereof, (B) stating that all approved Conversion Work to be funded by the requested disbursement has been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (C) identifying each Person that supplied materials or labor in connection with the approved Conversion Work to be funded by the requested disbursement, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, (E) stating that the approved Conversion Work to be funded has not been the subject of a previous disbursement, (F) stating that all previous disbursements of Conversion Work Reserve Funds have been used to pay the previously identified approved Conversion Work, (G) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full; and (H) stating that the then balance of funds in the Conversion Work Reserve Account is sufficient to complete the remaining Conversion Work in accordance with the Conversion Plans and Specifications and any change orders approved by Lender and in compliance with all Legal Requirements, (2) a copy of any license, permit or other approval required by any Governmental Authority in connection with the approved Conversion Work and not previously delivered to Lender, (3) lien waivers or other evidence of payment satisfactory to Lender, (4) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (5) such other evidence as Lender shall reasonably request to demonstrate that the approved Conversion Work to be funded by the requested disbursement has been completed and paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Conversion Work Reserve Funds more frequently than once each calendar month, on the same day of such month as any other Reserve Funds are being disbursed in accordance with the terms hereof, and the aggregate funding of Reserve Funds in any month shall equal or exceed the Minimum Disbursement Amount.

(b) Nothing in this Section 7.3.2 shall (i) make Lender responsible for performing or completing any Conversion Work; (ii) require Lender to expend funds in addition to the Conversion Work Reserve Funds to complete any Conversion Work; (iii) obligate Lender to proceed with any Conversion Work; or (iv) obligate Lender to demand from Borrower additional sums to complete any Conversion Work.

(c) Borrower shall cause Mortgage Borrower to permit Lender and Lender’s agents and representatives (including Lender’s engineer, architect or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases), upon at least one (1) Business Day’s notice, to inspect the progress of any Conversion Work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Conversion Work. Borrower shall cause Mortgage Borrower to cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 7.3.2(c).

(d) If a disbursement of Conversion Work Reserve Funds will exceed $40,000.00, Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement of Conversion Work Reserve Funds in order to verify completion of the Conversion Work for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect acceptable to Lender prior to the disbursement of Conversion Work Reserve Funds. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect or other agent of Lender.

(e) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk insurance, public liability insurance and other insurance to the extent required under applicable law in connection with the Conversion Work. All such policies shall be in form and amount satisfactory to Lender.

(f) Upon either (a) full satisfaction of all Obligations in accordance with the Loan Documents, or (b) so long as no Default or Event of Default is then continuing, final completion of the Conversion Work, including all punch list items, in accordance with the Conversion Plans and Specifications and any change orders approved by Lender and in compliance with all Legal Requirements and delivery of evidence satisfactory to Lender that all sums due in connection with the Conversion Work have been paid in full and that no party claims or has a right to claim any statutory or common law Lien arising out of the performance of the Conversion Work or the supplying of labor, material, and/or services in connection therewith, whichever shall first occur, the balance of the Contingency Reserve Funds then in Lender’s possession, if any, shall be paid over to Borrower and no other party shall have any right or claim thereto

7.3.3 Conversion Retainage. In no event shall Lender be obligated to release from the Conversion Work Reserve Fund amounts in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Conversion Work, minus the Conversion Retainage. The term “Conversion Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Conversion Work, an amount equal to the amount actually held back by Mortgage Borrower from contractors, subcontractors and materialmen engaged in the Conversion Work. The Conversion Retainage shall not be released until all of the Conversion Work including all punch list items, if any, has been completed in accordance with the provisions of this Agreement and all approvals necessary to effectuate the Condominium Conversion have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Conversion Work have been paid in full or will be paid in full out of the Conversion Retainage and that no party claims or has a right to claim any statutory common law lien arising out of the performance of the Conversion Work or the supplying of labor, material, and/or services in connection therewith; provided, however, that Lender will release the portion of the Conversion Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Conversion Work as of the date upon which (a) such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, (b) such contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to such contractor, subcontractor or materialman as may be reasonably requested by Lender, and (c) the conditions for disbursements set forth in this Section 7.3 have been satisfied. If required by Lender, the release of any such portion of the Conversion Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the applicable contractor, subcontractor or materialman.

7.3.4 Excess Costs. Subject to Section 7.3.5 hereof, on the Closing Date, Borrower shall deposit with Lender the amount of $9,260.84 for the purpose of establishing a contingency reserve fund to cover (i) cost overruns relating to Hard Costs and/or Soft Costs associated with the Conversion Work, (ii) any additional funds required to fund any of the Reserve Accounts, and (iii) any funds necessary for any work at the Property to effectuate the Condominium Conversion, which work is not accounted for in the Conversion Work Budget and Schedule attached hereto as Exhibit C, but which work is approved by Lender (such approval not to be unreasonably withheld), and is in accordance with the Conversion Plans and Specifications (collectively, the “Contingency Reserve Funds”), which amounts shall be deposited into an account established to hold such funds pursuant to the Mezzanine Cash Management Agreement (the “Contingency Reserve Account”). In the event that (a) the actual Hard Costs and/or Soft Costs associated with the Conversion Work with respect to a Property shall at any time, in the reasonable determination of Lender, exceed any category of the Conversion Work Budget and Schedule, (b) additional amounts are required to fund any of the Reserve Accounts as determined in Lender’s reasonable discretion, or (c) funds are required for the work approved by Lender as referred to in clause (iii) above of this Section 7.3.4 (collectively, the “Excess Costs”), then if no Event of Default has occurred and is continuing, Lender, in its reasonable discretion, may (but shall not be obligated to) permit payment of such Excess Costs from the Contingency Reserve

Account or permit transfers of the Contingency Reserve Funds to the other Reserve Funds, as applicable, and such transferred amounts shall be disbursed in accordance with the provisions of such respective Reserve Funds as set forth herein. In all other cases, with respect to any Excess Costs that will not be paid from the Contingency Reserve Account, Borrower shall, within ten (10) days after such Excess Costs are incurred but before the delinquency thereof, either: (1) pay the Excess Costs and deliver to Lender evidence supporting such payment; or (2) deposit cash with Lender in an amount equal to the Excess Costs, which cash shall then be disbursed by Lender for payment of the Excess Costs in accordance with the provisions of this Agreement. Upon full satisfaction of all Obligations in accordance with the Loan Documents, the balance of the Contingency Reserve Funds then in Lender’s possession, if any, shall be paid over to Borrower and no other party shall have any right or claim thereto.

7.3.5 Waiver of Conversion Work Reserve Funds. Borrower shall be relieved of its obligation to make deposits of Conversion Work Reserve Funds under Section 7.3.1 above and Contingency Reserve Funds under Section 7.3.4 above, provided that (a) Mortgage Borrower is required to and does make deposits to a conversion work reserve account and a contingency reserve account under the Mortgage Loan, and (b) Lender receives evidence acceptable to it of the making of such deposits.

Section 7.4 Intentionally Omitted.

Section 7.5 Operating Reserve.

7.5.1 Deposits to Operating Reserve. Subject to Section 7.5.3 hereof, on the Closing Date, Borrower shall deposit with or on behalf of Lender the amount of $500,000.00, which amount shall be used to fund Borrower’s operating expenses each month for expenses related to the Property. The foregoing amount shall be deposited on the date hereof into an account established to hold such funds pursuant to the Mezzanine Cash Management Agreement (the “Operating Reserve Account”). Amounts deposited from time to time in the Operating Reserve Account pursuant to this Section 7.5 are referred to herein as the “Operating Reserve Funds”. Borrower may, from time to time, request from Lender, in writing, disbursements from the Operating Reserve Account in accordance with the terms of Section 7.5.2 below.

7.5.2 Release of Operating Reserve Funds. Lender shall direct the Servicer to disburse the Operating Reserve Funds to Borrower for disbursement to Mortgage Borrower out of the Operating Reserve Account upon satisfaction by Borrower of each of the following conditions with respect to each such disbursement: (i) such disbursement is for expenses reasonably approved by Lender; (ii) Borrower shall submit a request for payment to Lender at least ten (10) Business Days prior to the date on which Borrower requests such payment be made, which request shall specify the items to be paid; (iii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, and (iv) Lender shall have received evidence reasonably satisfactory to Lender that the amount for which reimbursement is requested has been paid or bills for the items for which disbursement is requested. In addition, Lender shall direct the Servicer to transfer Operating Reserve Funds to the Interest Reserve Account upon satisfaction by Borrower of each of the following conditions with respect to each such transfer: (i) Borrower shall submit a request for transfer to Lender at least ten (10) Business Days prior to the date on which Borrower requests such transfer to be made and (ii) Lender shall have received evidence reasonably satisfactory to Lender that the balance remaining in the Operating Reserve Account after such transfer would be sufficient to fund Mortgage Borrower’s then projected operating expense (taking into account, among other factors, reductions in operating expenses due to decreased occupancy levels at the Property) for the then remaining term of the Loan or such shorter period as approved by Lender in its reasonable discretion. Lender shall not be required to disburse any Operating Reserve Funds more frequently than once each calendar month, in minimum amounts of $5,000.00, and with regard to transfers to the Interest Reserve Account, no more than once during the term of the Loan. Any amount remaining in the Operating Reserve Account after the Debt has been paid in full, and provided no Event of Default shall exist and remain uncured, shall be returned to Borrower.

7.5.3 Waiver of Conversion Work Reserve Funds. Borrower shall be relieved of its obligation to make deposits of Operating Reserve Funds under Section 7.5.1 above, provided that (a) Mortgage Borrower is required to and does make monthly deposits to an operating reserve account under the Mortgage Loan, and (b) Lender receives evidence acceptable to it of the making of such deposits.

Section 7.6 Reserve Funds Generally.

(a) Borrower grants to Lender a first-priority perfected security interest in all of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for the Obligations. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for payment of the Obligations. Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the reduction of the Outstanding Principal Balance in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(b) Borrower shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund, or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(c) The Reserve Funds shall be held in an Eligible Account and shall bear interest at a money market rate selected by Lender. All interest or other earnings on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund, except that all interest or other earnings on the Tax and Insurance Escrow Funds shall be retained by Lender. Borrower shall have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments provided that (a) such investments are then regularly offered by Lender for accounts of this size, category and type, (b) such investments are permitted by applicable federal, state and local rules, regulations and laws, (c) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which such Reserve Fund was created, and (d) no Event of Default shall have occurred and be continuing. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds. No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.7. Borrower shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender. Lender shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.

(d) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including, without limitation, litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

ARTICLE 8

DEFAULTS

Section 8.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if any portion of the Debt is not paid when due;

(ii) intentionally deleted;

(iii) if any of the Taxes or Other Charges are not paid when the same are due and payable, subject to Mortgage Borrower’s right to contest the same in accordance with the terms hereof;

(iv) if the Policies are not kept in full force and effect;

(v) if certified copies of the Policies are not delivered to Lender within ten (10) days after request;

(vi) if Borrower or Mortgage Borrower Transfers or otherwise encumbers any portion of the Property or the Collateral without Lender’s prior consent in violation of the provisions of this Agreement or the Pledge Agreement or any other Loan Document or any Transfer is made in violation of the provisions of Section 5.2.10 hereof;

(vii) if any material representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(viii) if Borrower, Mortgage Borrower, General Partner, Principal or Guarantor shall make an assignment for the benefit of creditors;

(ix) if a receiver, liquidator or trustee shall be appointed for Borrower, Mortgage Borrower, General Partner, Principal, Guarantor, or if Borrower, Mortgage Borrower, General Partner, Principal or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Mortgage Borrower, General Partner, Principal or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Mortgage Borrower, General Partner, Principal or Guarantor shall be instituted; provided, however, that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Mortgage Borrower, General Partner, Principal or Guarantor, the same shall constitute an Event of Default only upon the same not being discharged, stayed or dismissed within thirty (30) days;

(x) if Borrower, Mortgage Borrower, General Partner, Principal attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(xi) if Borrower breaches any of its respective negative covenants contained in Section 5.2 or any covenant contained in Section 4.1.30, Section 5.1.11 or Section 5.1.27 hereof;

(xii) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xiii) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xiv) if a material default by Mortgage Borrower has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement), which default permits the Manager to terminate or cancel the Management Agreement (or such Replacement Management Agreement), and a new Qualified Manager is not appointed by Mortgage Borrower pursuant to a Replacement Management Agreement in accordance with the terms of this Agreement prior to the termination or cancellation of the Management Agreement (or such Replacement Management Agreement);

(xv) if the Offering Plan is abandoned or withdrawn for any reason, is rejected for any reason and Mortgage Borrower does not refile to comply with any comments or deficiencies within the appropriate time period pursuant to the Legal Requirements or is not finally approved or accepted or if any filings required by the Legal Requirements to maintain the validity of the Offering Plan on a current basis are not timely made;

(xvi) if Borrower is required to deliver a Replacement Interest Rate Cap Agreement to Lender, whether having notified Lender of its election to extend the Maturity Date as set forth in Section 2.7 or otherwise, and fails to deliver a confirmation evidencing the purchase of such Replacement Interest Rate Cap Agreement not later than the date on which such Replacement Interest Rate Cap was required to be purchased;

(xvii) if any event shall occur under this Agreement or any of the other Loan Documents which is expressly stated herein or therein to constitute an Event of Default;

(xviii) if Borrower shall be in default of its obligations under Section 5.1.23(b) hereof;

(xix) if Borrower shall continue to be in Default under any Other Obligations not specified in subsections (i) to (xviii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;

(xx) if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower, the Property or any of the Collateral, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xxi) if the Liens created pursuant to any Loan Document shall cease to be a fully perfected enforceable first priority security interest or any portion of the Collateral is Transferred without Lender’s prior written consent; or

(xxii) if a Mortgage Loan Event of Default shall occur.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (viii), (ix) or (x) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Collateral, including, without limitation, declaring the Obligations to be immediately due and payable, and

Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents and may exercise all the rights and remedies of a secured party under the Uniform Commercial Code, as adopted and enacted by the State or States where any of the Collateral is located against Borrower and the Collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (viii), (ix) or (x) above, the Debt and all Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Rights and Remedies of Lender.

8.2.1 Remedies.

(a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and the Collateral has been foreclosed upon, sold and/or otherwise realized upon in satisfaction of the Debt or the Obligations have been paid in full. With respect to Borrower and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any portion of the Collateral for the satisfaction of any of the Debt in any preference or priority to any other portion of the Collateral, and Lender may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of the Debt.

(b) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledges and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney-in-fact, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney-in-fact shall do by virtue thereof; provided, however, that Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(c) Lender shall have the right from time to time to partially foreclose upon the Collateral in any manner and for any amounts secured by the Pledge Agreement then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Lender may foreclose upon the Collateral to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose upon the Collateral to recover so much of the Debt as Lender may accelerate and such other sums secured by the Collateral as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Pledge Agreement and the other Loan Documents to secure payment of sums secured by the Pledge Agreement and the other Loan Documents and not previously recovered.

(d) Any amounts recovered from the Collateral after the occurrence of an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(e) Upon the occurrence of an Event of Default, Lender may declare Lenders’ obligations to make disbursements under Section 7.3 above to be terminated, whereupon the same shall terminate, and/or declare all unpaid principal of and accrued interest on the Note, together with all other sums payable under the Loan Documents, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, anything in the Loan Documents to the contrary notwithstanding, and without presentation, protest or further demand or notice of any kind, all of which are expressly hereby waived by Borrower; provided, however, that Lender may make any such disbursements or parts of any such disbursements thereafter without thereby waiving the right to demand payment of the Note, without becoming liable to make any other or further disbursements, and without affecting the validity of or enforceability of the Loan Documents. Notwithstanding and without limiting the generality of the foregoing or anything else to the contrary contained in this Agreement, upon the occurrence of a Default or an Event of Default, Lender’s obligations to make any disbursements hereunder shall automatically terminate.

(f) Upon the occurrence of an Event of Default, Lender may cause the Conversion Work to be completed and may enter upon the Property and construct, equip and complete the Improvements in accordance with the Conversion Plans and Specifications, with such changes therein as Lender may, from time to time, and in its sole discretion, deem appropriate. In connection with any construction of the Improvements undertaken by Lender pursuant to the provisions of this subsection, Lender may:

(i) use any funds of Borrower, including any balance which may be held by Lender as security or in escrow (but excluding any funds in accordance with applicable law such as contract deposits of Unit purchasers or security deposits of tenants);

(ii) employ existing contractors, subcontractors, agents, architects, engineers, and the like, or terminate the same and employ others;

(iii) employ security watchmen to protect the Property;

(iv) make such additions, changes and corrections in the Conversion Plans and Specifications as shall, in the judgment of Lender, be necessary or desirable;

(v) take over and use any and all Personal Property contracted for or purchased by Borrower or Mortgage Borrower , if appropriate, or dispose of the same as Lender sees fit;

(vi) execute all applications and certificates on behalf of Borrower or Mortgage Borrower which may be required by any Governmental Authority or Legal Requirement or contract documents or agreements;

(vii) pay, settle or compromise all existing or future bills and claims which are or may be Liens against all or any portion of the Property, or may be necessary for the completion of the Conversion Work or the clearance of title to the Property, including, without limitation, all Taxes and Assessments;

(viii) complete the marketing and sale of Residential Units, and complete the marketing and leasing of leasable space, if any, in the Improvements, enter into new leases and occupancy agreements of the Residential Units, and modify or amend existing leases and occupancy agreements, all as Lender shall deem to be necessary or desirable;

(ix) prosecute and defend all actions and proceedings in connection with the completion of the Conversion Work or in any other way affecting the Property and take such action and require such performance as Lender deems necessary under any payment and performance bonds; and

(x) take such other action hereunder, or refrain from acting hereunder, as Lender may, in its sole and absolute discretion, from time to time determine, and without any limitation whatsoever, to carry out the intent of this Section 8.2.1.

Borrower shall cause Mortgage Borrowers to allow Lender to exercise the foregoing rights and to cooperate with Lender in exercising such rights. Borrower shall be liable to Lender for all costs paid or incurred for the construction, completion and equipping of the Improvements, whether the same shall be paid or incurred pursuant to the provisions of this Section or otherwise, and all payments made or liabilities incurred by Lender hereunder of any kind whatsoever shall be deemed advances made to Borrower under this Agreement and shall be secured by the Pledge Agreement and the other Loan Documents. In the event Lender takes possession of all or any portion of the Property and assumes control of such construction as aforesaid, Lender shall not be obligated to continue such construction longer than Lender shall see fit and may thereafter, at any time, change any course of action undertaken by it or abandon such construction and decline to make further payments for the account of Borrower, whether or not the Conversion Work shall have been completed. For the purpose of this Section, the construction, equipping and completion of the Property shall be deemed to include any action necessary to cure any Event of Default by Borrower under any of the terms and provisions of any of the Loan Documents.

(g) Upon the occurrence of an Event of Default, Lender may appoint or seek appointment of a receiver, without notice and without regard to the solvency of Borrower or the adequacy of the security, for the purpose of preserving the Property, preventing waste, and to protect all rights accruing to Lender by virtue of this Agreement and the other Loan Documents, and expressly to do any further acts as Lender may determine to be necessary to complete the Conversion Work. All expenses incurred in connection with the appointment of such receiver, or in protecting, preserving, or improving the Property, shall be charged against Borrower and shall be secured by the Pledge Agreement and enforced as a Lien against the Collateral.

(h) Upon the occurrence of an Event of Default, Lender may accelerate maturity of the Note and any other indebtedness of Borrower to Lender, and demand payment of the principal sum due thereunder, with interest, advances, costs and reasonable attorneys’ fees and expenses (including those for appellate proceedings), and enforce collection of such payment by foreclosure of the Pledge Agreement or the enforcement of any other collateral, or other appropriate action.

8.2.2 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE 9

SPECIAL PROVISIONS

Section 9.1 Sale of Note and Securitization. Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or require Borrower to restructure the Loan into multiple notes (which may include component notes and/or senior and junior notes) and/or issue one or more participations therein, which restructuring may include reallocation of principal amounts of the Loan or the restructuring of a portion of the Loan into a mezzanine loan to the owners of the equity interests in Borrower, secured by a pledge of such interests, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:

(a) provide or cause Mortgage Borrower to provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;

(b) assist in preparing descriptive materials for presentations to any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Borrower or its Affiliates to obtain, collect, and deliver information requested or required by Lender or the Rating Agencies;

(c) deliver (i) updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Mortgage Borrower, Borrower, General Partner, Principal and their respective Affiliates and the Loan Documents, including, without limitation, a so-called “10b-5” opinion and (ii) revised organizational documents for Borrower, Mortgage Borrower, General Partner or Principal which counsel opinions and organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies;

(d) if required by any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters (from commercial tenants), subordination agreements or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender and the Rating Agencies;

(e) make such representations and warranties as of the closing date of the Securitization with respect to the Collateral, Property, Borrower, Mortgage Borrower, General Partner, Principal, Guarantor and the Loan Documents as may be reasonably requested by Lender or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents;

(f) execute such amendments to the Loan Documents as may be requested by Lender or the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace the original Note or modify the original Note to reflect multiple components of the Loan (and such new notes or modified note shall have the same initial weighted average coupon of the original Note, but each such new note or modified note may change the interest rate and amortization of the Loan), and modify the Mortgage Cash Management Agreement and the Mezzanine Cash Management Agreement with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan;

(g) if requested by Lender, review any information regarding the Property, the Collateral, Borrower, Guarantor, Mortgage Borrower, General Partner, Principal, the Manager and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other Disclosure Document to be used by Lender or any affiliate thereof; and

(h) supply to Lender such documentation, financial statements and reports concerning Borrower, Mortgage Borrower, General Partner, Principal, Guarantor, the Loan, the Collateral and/or the Property in form and substance required in order to comply with any applicable securities laws.

The costs and expenses incurred by Borrower (and/or Lender) in connection with Borrower’s complying with requests made under this Section 9.1 (including, without limitation, counsel fees and expenses of the Rating Agencies) shall be paid by Borrower.

Section 9.2 Securitization Indemnification.

(a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) the Indemnifying Persons have carefully examined the Disclosure Documents, including, without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Collateral,” “Description of the Loans and the Properties,” “The Manager,” “The Borrower” and “Certain Legal Aspects of the Loan,” and (B) such sections and such other information in the Disclosure Documents (to the extent such information relates to or includes any Provided Information or any information regarding the Property, Borrower, Mortgage Borrower, General Partner, Principal, Guarantor, Manager and/or the Loan) (collectively with the Provided Information, the “Covered Disclosure Information”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the context of the Covered

Disclosure Information and in light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying Lender, CSFB (whether or not it is Lender), any Affiliate of CSFB that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of CSFB that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including, without limitation, legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact made by such Indemnifying Persons contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission of, or caused by, such Indemnifying Persons to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (iii) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided.

(c) In connection with filings under the Exchange Act, the Indemnifying Persons jointly and severally agree to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, that if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless any Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to any Indemnifying Person.

(e) Without the prior written consent of CSFB (which consent shall not be unreasonably withheld), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given CSFB reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld).

(f) The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by the Indemnified Persons in connection with the closing of the Loan or the Securitization.

(g) The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(h) The rights, liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Obligations.

(i) Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 9.3 Restructuring of Loan. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, and at Lender’s sole cost and expense, shall have the right at any time to require Borrower to restructure the Loan into multiple notes (which may include component notes and/or senior and junior notes) and/or to create participation interests in the Loan, which restructuring may include reallocation of principal amounts of the Loan or the restructuring of a portion of the Loan to either the Mortgage Loan or an additional mezzanine loan (the “New Mezzanine Loan”) to the owners of the equity interests in Mortgage Borrower or Borrower, secured by a pledge of such interests, and/or the reallocation of a portion of the Mortgage Loan to the Loan and/or the New Mezzanine Loan or the establishment of different interest rates, floor interest rates and debt service payments for the Loan, the Mortgage Loan and the New Mezzanine Loan and the payment of the Loan, the Mortgage Loan and the New Mezzanine Loan in such order of priority as may be designated by Lender; provided that (i) the total amounts of the Loan, the Mortgage Loan and the New Mezzanine Loan shall equal the amount of the Loan and the Mortgage Loan immediately prior to the restructuring, (ii) except in the case of an Event of Default or Mortgage Loan Event of Default and/or a default under the New Mezzanine Loan, the initial weighted average annual interest rate of the Loan, the Mortgage Loan and the New Mezzanine Loan, if any, shall, at the time of the restructuring, equal the weighted average annual interest rate of the Loan and the Mortgage Loan immediately prior to the restructuring and (iii) except in the case of an Event of Default or Mortgage Loan Event of Default and/or a default under the New Mezzanine Loan, the initial aggregate debt service payments on the Loan, the Mortgage Loan and the New Mezzanine Loan, if any, shall, at the time of the restructuring, equal the aggregate debt service payments that were payable under the Loan and the Mortgage Loan immediately prior to the restructuring. Borrower shall cooperate with all reasonable requests of Lender in order to restructure the Loan and the Mortgage Loan and create a New Mezzanine Loan, if applicable, and shall, upon ten (10) Business Days written notice from Lender, which notice shall include the forms of documents for which Lender is requesting execution and delivery, (A) execute and deliver such documents, including, without limitation in the case of any New Mezzanine Loan, a mezzanine note, a mezzanine loan agreement, a pledge and security agreement, and a mezzanine deposit account agreement, (B) cause Borrower’s counsel to deliver such legal opinions, and (C) create such bankruptcy remote borrower under the New Mezzanine Loan as, in each of the case of clauses (A), (B) and (C) above, shall be reasonably required by Lender or required by any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender, including, without limitation, the severance of this Agreement, the Mortgage and other Loan Documents if requested. Borrower shall be obligated to pay any costs or expenses incurred by Borrower (and/or Lender) in connection with any such restructuring as set forth in this Section 9.3. In the event Borrower fails to execute and deliver such documents to Lender within ten (10) Business Days following such written notice by Lender, and Lender sends a second notice to Borrower with respect to the delivery of such documents containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “POWER OF ATTORNEY IN FAVOR OF LENDER DEEMED EFFECTIVE FOR EXECUTION AND DELIVERY OF DOCUMENTS IF NO RESPONSE WITHIN 10 BUSINESS DAYS”, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney in fact, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof, if Borrower fails to execute and deliver such documents within ten (10) Business Days of receipt of such second notice. It shall be an Event of Default if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.3 after the expiration of ten (10) Business Days after the second notice thereof.

Section 9.4 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Pledge Agreement and the other Loan Documents, or in the Collateral, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Pledge Agreement and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Pledge Agreement or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Pledge Agreement; (c) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) constitute a prohibition against Lender to seek a deficiency judgment against Borrower where such action is necessary in order to fully realize the security granted by the Pledge Agreement or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Collateral; or (f) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including those resulting from the diminution in value of the Collateral and all attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(a) fraud or misrepresentation by or on behalf of Borrower or Guarantor or any of their respective agents or representatives in connection with the Loan, including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (“RICO”);

(b) gross negligence or willful misconduct by or on behalf of Borrower or Guarantor or any of their respective agents or representatives in connection with the Loan;

(c) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in any other Loan Document concerning environmental laws, hazardous substances and/or asbestos and any indemnification of Lender with respect thereto in either document;

(d) wrongful removal, destruction or disposal by or on behalf of Borrower and/or Mortgage Borrower of any portion of the Property;

(e) any intentional, physical waste of the Property;

(f) any Legal Requirement (including RICO) mandating the forfeiture by Borrower or Mortgage Borrower of the Collateral or the Property, or any portion thereof, because of the conduct or purported conduct of criminal activity by Borrower, Mortgage Borrower or any Restricted Party in connection therewith;

(g) any misrepresentation, miscertification or breach of warranty by Borrower with respect to any representation, warranty or certification contained in this Agreement or any other Loan Document to induce Lender to make the Loan, or any advance thereof, or to release monies from any account held by Lender (including any reserve or escrow) or to take other action with respect to any of the Collateral;

(h) the misappropriation or conversion by or on behalf of Borrower or Mortgage Borrower of (A) any Insurance Proceeds paid by reason of any Casualty, (B) any Awards or other amounts received in connection with a Condemnation, (C) any Rents following an Event of Default, (D) any Rents collected more than one (1) month in advance, (E) any Gross Income from Operations and/or Gross Sales Proceeds, or any Reserve Funds disbursed to Borrower or Mortgage Borrower, or (F) any Net Liquidation Proceeds;

(i) failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property or the Collateral to the extent such Liens are not bonded over or discharged in accordance with the this Agreement;

(j) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered by or on behalf of Borrower or

Mortgage Borrower or any Affiliate, officer, director or representative of Borrower or Mortgage Borrower to Mortgage Lender upon a foreclosure of the Property by Mortgage Lender or action in lieu thereof or to Lender upon a foreclosure of the Collateral by Lender, except to the extent any such security deposits were delivered to Mortgage Lender pursuant to the Mortgage Loan Documents or were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(k) any failure by Borrower or Mortgage Borrower to pay Taxes, subject to Borrower’s right to contest the same in accordance with the terms hereof;

(l) any failure to obtain and maintain the fully paid for Policies in accordance with Section 6.1 of this Agreement, to the extent available; or

(m) Borrower’s indemnification of Lender set forth in Section 9.2 hereof.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower (i) in the event of: (a) Borrower or Mortgage Borrower filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against Borrower or Mortgage Borrower under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against Borrower or Mortgage Borrower from any Person; (c) Borrower or Mortgage Borrower filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) Borrower or Mortgage Borrower or any Affiliate, officer, director or representative of Borrower or Mortgage Borrower which controls Borrower or Mortgage Borrower, consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or Mortgage Borrower or any portion of the Collateral or the Property; (e) Borrower or Mortgage Borrower making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (ii) if the first full payment of Debt Service is not paid when due; (iii) if Borrower, Mortgage Borrower, or any Affiliate, officer, director or representative of Borrower or Mortgage Borrower which controls Borrower or Mortgage Borrower (1) fails to permit on-site inspections of the Property by Lender, Servicer, or their respective employees, agents or representatives, (2) fails to provide financial information pursuant to Section 5.1.11 of this Agreement, (3) fails to maintain its status as a Special Purpose Entity, or (4) fails to appoint a new property manager upon the request of Lender, required by, and in accordance with, the terms and provisions of this Agreement; (iv) if Borrower fails to obtain Lender’s prior written consent to any Indebtedness incurred by Borrower or voluntary Lien encumbering the Collateral or the Property as required by this Agreement; or (v) if Borrower fails to obtain Lender’s prior written consent to any Transfer as required by this Agreement.

Section 9.5 Matters Concerning Manager. If (a) an Event of Default occurs and is continuing, (b) at the Maturity Date, the Debt is not repaid in full, (c) the Manager shall become bankrupt or insolvent or (d) a material default occurs under the Management Agreement beyond any applicable grace and cure periods, Borrower shall, at the request of Lender, cause Mortgage Borrower to terminate the Management Agreement and replace the Manager with a manager approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.

Section 9.6 Servicer. At the option of Lender, the Loan may be serviced by a servicer or trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement; provided, however, that Borrower shall not be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion.

(a) Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from delaying or conditioning such consent or approval.

(b) Lender may, in Lender’s sole and absolute discretion, accept or reject any proposed cure of an Event of Default. In no event shall any portion of this Agreement or any of the other Loan Documents which provides that Lender shall have certain rights and/or remedies only during the continuance of an Event of Default be construed so as to require Lender to accept a cure of any such Event of Default. Unless and until Lender expressly accepts any proposed cure of an Event of Default in writing, such Event of Default shall be deemed to be continuing for purposes of this Agreement and the other Loan Documents.

Section 10.3 Governing Law.

(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND/OR THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY AND STATE OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Corporation Service Company

1133 Avenue of the Americas, Suite 3100

New York, New York 10036

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or under any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (each, a “Notice”), shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a Notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	Column Financial, Inc. 11 Madison Avenue New York, New York 10010 Attention: Drew Anderman Facsimile No.: (212) 743-5878

with a copy to:	Column Financial, Inc. One Madison Avenue New York, New York 10010 Legal and Compliance Department Attention: Casey McCutcheon, Esq. Facsimile No.: (917) 326-7980

with a copy to:	Brown Raysman Millstein Felder & Steiner LLP 900 Third Avenue New York, New York 10022 Attention: Jeffrey B. Steiner, Esq. Facsimile No.: (212) 895-2900

If to Borrower:	Mizner Court Holdings, L.P. c/o Stoltz Companies 301 Yomato Road Suite 3101 Boca Raton, Florida 33431 Attention: Morris L. Stoltz, II Facsimile No.: 561-997-7388

With a copy to:	GEBAM, Inc. c/o GE Real Estate 301 Yamato Road Suite 4100 Boca Raton, Florida 33431 Attention: Asset Management Facsimile No.: (561)-988-6986

and a copy to:	Cohen, Norris, Scherer, Weinberger & Wolmer 712 U.S. Highway One Suite 400 North Palm Beach, Florida 33408 Attention: Fred C. Cohen, Esq. Facsimile No.: (561)-842-4104

A Notice shall be deemed to have been given in the case of hand delivery or delivery by a reputable overnight courier, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy Notice is forthcoming.

Section 10.7 Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or payments received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or payments had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity.

(a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all reasonable actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance premiums and reasonable fees and expenses of counsel for providing to Lender all required legal opinions and title insurance, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid, at Lender’s option, from any amounts in the Mezzanine Cash Management Account.

(b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever

(including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(c) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for any fees and expenses incurred by any Rating Agency in connection with any consent, approval, waiver or confirmation requested by Borrower and obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14 Schedules Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan (or any disbursement of Reserve Funds) in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, CSFB, or any of their Affiliates shall be subject to the prior approval of Lender.

Section 10.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners or members, as applicable, and others with interests in Borrower, and of the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of the Collateral, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Collateral in preference to every other claimant whatsoever.

Section 10.19 Waiver of Offsets/Defenses/Counterclaims. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any Obligations under the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than International Mortgage and Equity Advisors (“IMEA”) and that IMEA is not an Affiliate of Borrower. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including, without limitation, Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Duplicate Originals, Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Assignment may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 10.24 Certain Additional Rights of Lender (VCOC). Notwithstanding anything which may be contained in this Agreement to the contrary, Lender shall have:

(a) the right to routinely consult with Borrower’s management regarding the significant business activities and business and financial developments of Borrower, provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur at Lender’s request on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any time upon reasonable notice;

(c) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property); and

(d) the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness.

The rights described above may be exercised by any entity that owns and controls, directly or indirectly, substantially all of the interests in Lender.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

MIZNER COURT HOLDINGS L.P., a Delaware limited partnership

By:	, a Delaware corporation, its general partner

By:
Name:
Title:

LENDER:

COLUMN FINANCIAL, INC.

By:
Name:
Title:

SCHEDULE I

(Minimum Release Price Schedule)

[See Attached Document]

Schedule I

SCHEDULE II

(Rent Roll)

[See Attached Document]

Schedule II

SCHEDULE III

(Principal Reduction Targets)

Mezzanine Loan

Period	Month	Balance
1	10-Oct-05	$15,000,000
2	10-Nov-05	$15,000,000
3	10-Dec-05	$15,000,000
4	10-Jan-06	$15,000,000
5	10-Feb-06	$15,000,000
6	10-Mar-06	$15,000,000
7	10-Apr-06	$12,639,559
8	10-May-06	$12,398,147
9	10-Jun-06	$12,157,146
10	10-Jul-06	$11,916,556
11	10-Aug-06	$11,676,376
12	10-Sep-06	$11,436,607
13	10-Oct-06	$11,197,249
14	10-Nov-06	$10,958,300
15	10-Dec-06	$10,719,763
16	10-Jan-07	$10,481,636
17	10-Feb-07	$10,243,919
18	10-Mar-07	$10,006,614
19	10-Apr-07	$5,670,702
20	10-May-07	$1,224,788
21	10-Jun-07	$—

Schedule III

EXHIBIT A

(Legal Description)

Exhibit A

EXHIBIT B

(Organizational Structure Chart)

[See Attached]

Exhibit B

EXHIBIT C

(Conversion Work Budget and Schedule)

[See Attached Document]

Exhibit C